EXHIBIT 10.67

SECOND AMENDED AND RESTATED

LOAN PURCHASE AND SERVICING AGREEMENT

dated as of

June 9, 2004

between

GROCERS CAPITAL COMPANY

as Seller and Servicer

and

NATIONAL CONSUMER COOPERATIVE BANK

as Buyer

-i-

-ii-

SECOND AMENDED AND RESTATED

LOAN PURCHASE AND SERVICING AGREEMENT

This SECOND AMENDED AND RESTATED LOAN PURCHASE AND SERVICING AGREEMENT (this “Agreement”) is executed as of June 9, 2004, by and between GROCERS CAPITAL COMPANY, a California corporation (“GCC”), as Seller (in such capacity, the “Seller”) and as Servicer (in such capacity, the “Servicer”), and NATIONAL CONSUMER COOPERATIVE BANK, a financial institution organized under the laws of the United States (the “Buyer”).

RECITALS

WHEREAS GCC and Buyer entered into that certain Amended and Restated Loan Purchase and Servicing Agreement dated as of December 7, 2001 (as amended, the “Amended and Restated Loan Purchase and Servicing Agreement”), which Amended and Restated Loan Purchase and Service Agreement amended and restated that certain Loan Purchase and Servicing Agreement dated as of August 29, 1996;

WHEREAS GCC and Buyer desire (i) to amend and restate the Amended and Restated Loan Purchase and Servicing Agreement as set forth in this Agreement and (ii) in connection therewith, amend and restate the Amended and Restated Guaranty Agreement as set forth in the Second Amended and Restated Guaranty Agreement; and

WHEREAS the Loans outstanding under the Amended and Restated Loan Purchase and Servicing Agreement (each an “Amended and Restated Loan” and, collectively, the “Amended and Restated Loans”), shall remain outstanding as Loans under, and subject to, the terms of this Agreement.

NOW THEREFORE, for full and fair consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. The following terms, as used herein, have the following meanings:

“Affiliate” shall mean, with respect to a Person, any other Person (or group of related Persons) which (i) directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) directly or indirectly owns more than 10% of such Person’s voting stock. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the mere fact that a representative of a Unified Patron serves and acts as a director of Unified or Seller shall not cause such Unified Patron to be an Affiliate of Unified or Seller.

“Agent” shall mean NCB, in its capacity as Agent under the Portfolio Credit Facility.

“Amended and Restated Guaranty Agreement” means the Amended and Restated Guaranty Agreement, dated as of December 7, 2001, by and between Buyer and Guarantor.

“Amended and Restated Loan” and “Amended and Restated Loans” shall have the meanings set forth in the recitals to this Agreement.

“Amended and Restated Loan Purchase and Servicing Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Applicable Rate” shall mean, for each Loan, the rate determined pursuant to Section 5.09.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement and General Release dated as of October 2, 2000, by and among URI, Unified, GCC and NCB.

“Bank Act” shall mean the National Consumer Cooperative Bank Act, 12 U.S.C. §§ 3001-3051, and any regulations and policies adopted thereunder.

“Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Washington, D.C., and Los Angeles, California.

“Buyer” shall mean NCB, as buyer hereunder.

“Cash Flow Ratio” means, with respect to any Obligor of any Loan as of any date of determination, a fraction expressed as a ratio where the numerator is equal to the sum of: (i) profits before taxes for such Obligor, (ii) interest expense for such Obligor, (iii) depreciation for such Obligor, (iv) amortization for such Obligor and (v) employee stock ownership plan (ESOP) contribution/compensation expense for such Obligor, if a leveraged transaction (each of the foregoing being determined in accordance with GAAP consistently applied for the most recently ended period of 12 fiscal months of such Obligor), and where the denominator is equal to the aggregate scheduled principal and interest payments in respect of indebtedness of such Obligor due during the ensuing period of 12 consecutive months.

“Cash Interest Expense” shall mean, for any period, gross interest expense for such period determined in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” shall mean all or any portion of any collateral, whether real or personal, tangible or intangible, or otherwise, pledged by any Obligor or Loan Guarantor to secure repayment of its Loan and the related Note (other than Cooperative Assets).

“Collateral Coverage Ratio” means, with respect to any Loan, a fraction expressed as a ratio where the numerator is equal to the sum of: (i) the net book value of inventory, and other assets other than furniture, fixtures, equipment and real estate of the Obligor of such Loan, (ii) the greater of (a) the net book value of furniture, fixtures and equipment of the Obligor and (b) the product of 3.5 multiplied by average weekly sales of such Obligor up to a maximum of the gross book value of such furniture, fixtures and equipment and (iii) the appraised value of real estate of the Obligor which complies in all respects with the Credit and Collection Policy, and where the denominator is the aggregate outstanding principal balance of all loans secured in whole or in part by any of the above described assets.

“Collections” shall mean any and all amounts received from or on behalf of the Obligors in respect of Loans and related Notes or Related Documents during any applicable Due Period regardless of how received and including, without limitation, receipt of Scheduled Payments, payments from Loan Guarantors, Liquidation Proceeds and Insurance Proceeds.

“Commitment Termination Date” shall have the meaning set forth in Section 2.04.

“Consolidated Net Worth” shall mean, with respect to any Person, as of any date, the aggregate shareholders’ equity of such Person and its Subsidiaries that would be shown on a consolidated balance sheet as of such date.

“Consolidated Tangible Net Worth” shall mean, with respect to any Person, at any date, Consolidated Net Worth less (i) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises and covenants not to compete) and (ii) to the extent not already deducted from total assets, all reserves including those for deferred income taxes, depreciation, obsolescence or amortization of properties and (iii) all capital stock or other investments in any direct or indirect subsidiary other than in (x) any offshore investment subsidiary, or (y) a subsidiary having all or substantially all of its operations in the United States.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Seller, are treated as a single employer under Section 414 of the Code.

“Cooperative Assets” shall mean the assets (including cash) owned or earned by an Obligor relating to its membership in Unified, including Unified’s capital stock and patronage dividends.

“CPLTD” shall mean, with respect to any Person, as of any date, that portion of such Person’s long-term Debt (that is, Debt with a term of greater than one year) which matures and is due and payable within one year.

“Credit Agreement” shall mean the Credit Agreement, dated as of December 5, 2003, by and among Unified, the lenders named therein and Harris Trust and Savings Bank, as Administrative Agent, as the same may be modified, amended, restated, supplemented or replaced from time to time.

“Credit and Collection Policy” shall mean, with respect to GCC, the credit, collection, enforcement and other policies and practices of GCC relating to Loans, related Notes and Related Documents existing on the Effectiveness Date and as set forth in Exhibit A hereto, as the same may be modified from time to time with the consent of the Buyer, which consent will not be unreasonably withheld.

“Cross Collateral” shall mean, with respect to any Loan, all or any portion of the Primary Collateral pledged to secure (i) on a parity basis, any other Obligor Group Loan or Loans previously purchased by the Buyer, and/or (ii) on a subordinated basis, any other notes or indebtedness of the Obligor or any member of its Obligor Group, which Primary Collateral, in either case, also secures such Loan.

“Debt” of any Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or agreements (including obligations of the parties under this Agreement or the Guaranty Agreement), (iii) all obligations of such Person to pay the deferred purchase price of property or services other than trade payables and open accounts arising in the ordinary course, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a lien on any asset owned of such Person, whether or not such Debt is otherwise an obligation of such Person which Debt, if Non-Recourse Debt to such Person, shall be deemed to be in an amount equal to the lesser of the principal amount of such obligations or the aggregate fair market value of such assets, and (vi) all Guaranteed Debt (including, in the case of the Guarantor, the Guarantor’s obligations under the Guaranty Agreement).

“Defaulted Loan” shall mean, as of any date, a Loan with respect to which any of the following has occurred: (a) there has occurred an Obligor Default with respect to such Loan and such Obligor Default has been continuing for a period of 45 days, or (b) the Obligor under such Loan has sought protection under the United States Bankruptcy Code or is the subject of an involuntary bankruptcy.

“Determination Date” shall mean the Business Day before each Payment Date.

“Due Date” shall mean the day on which the Scheduled Payment is due from the Obligor on a Loan.

“Due Period” shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

“EBITDA” shall mean, for any Person, for any period, the consolidated net income (or net loss) of such Person for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) Cash Interest Expense, (iv) total income tax expense, and (v) extraordinary or unusual losses (and other after-tax losses on sales of assets outside of the ordinary course of business and not otherwise included in extraordinary or unusual losses), less (b) the sum of (i) extraordinary or unusual gains (and other after tax gains on sales of assets outside of the ordinary course of business and not otherwise included in extraordinary or unusual gains) of the Person for such period and (ii) the net income (or loss) of any Person that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid to such Person.

“Effectiveness Date” shall mean the date when all of the conditions set forth in Section 3.04 have been satisfied.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Existing Loan Representation” shall mean a representation or warranty made by Seller with respect to an Amended and Restated Loan under the Amended and Restated Loan Purchase and Servicing Agreement.

“Expansion Loan” shall mean any Loan (other than an Amended and Restated Loan) (A) the proceeds of which shall be used by the related Obligor to finance capital or leasehold improvements, inventory or to expand or renovate a grocery store, (B) which, on the applicable Incremental Purchase Date, satisfies all of the terms and conditions of this Agreement (including, without limitation, Section 3.03(m)), and (C) with respect to which (i) the Collateral Coverage Ratio is less than 1:1, (ii) the Cash Flow Ratio for the related Obligor is less than 1.1:1 and/or (iii) the related Obligor does not have a positive net worth.

“Expansion Loan Projections” shall have the meaning set forth in Section 3.03(m).

“Expansion Loan Repurchase Date” shall mean, with respect to any Expansion Loan, the date which is twelve months following the Incremental Purchase Date on which the Seller sold such Expansion Loan to the Buyer.

“GAAP” has the meaning specified in Section 1.03.

“GCC” shall mean Grocers Capital Company, a California corporation, and its Successors and assigns.

“Government Approval” shall mean an approval, permit, license, authorization, certificate or consent of any Governmental Authority.

“Governmental Authority” shall mean the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Guaranteed Debt” shall mean, as applied to any debt, for any Person (i) a guarantee by such Person (other than by endorsement for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such debt or (ii) a similar agreement, direct or indirect, contingent or otherwise, providing for the payment or performance (or payment of damages in the event of non-performance) of such Person of any part or all of such debt. The amount of any Guaranteed Debt of such Person shall be deemed to be the maximum amount of the debt guaranteed for which the guarantor could be held liable under such Guaranteed Debt.

“Guarantor” shall mean GCC and its Successors and assigns.

“Guarantor Default” shall have the meaning given in Section 5.1 of the Guaranty Agreement.

“Guaranty” shall have the meaning given in the Guaranty Agreement.

“Guaranty Agreement” means the Second Amended and Restated Guaranty Agreement, dated as of the date hereof, by and between Buyer and Guarantor, as the same may be amended and supplemented from time to time.

“Guaranty Amount” shall have the meaning given in the Guaranty Agreement.

“Guaranty Fee” shall have the meaning given in Section 2.2 of the Guaranty Agreement.

“Guaranty Payments” shall mean the amounts paid by Guarantor to the Servicer, for the benefit of the Buyer, pursuant to the Guaranty.

“Incremental Purchase” shall have the meaning ascribed to such term in Section 2.03 hereof.

“Incremental Purchase Date” shall mean the date (which shall be the first Business Day of a month, or such other day as the Buyer shall agree) of each Incremental Purchase.

“Insurance Proceeds” shall mean proceeds paid by any insurer pursuant to any insurance policy covering a Loan or Collateral, including but not limited to, title, hazard, life, health and/or accident insurance policies.

“Interest Accrual Period” shall mean, with respect to each Payment Date, the period commencing on the first day of the month preceding such Payment Date and ending on the last day of the month preceding such Payment Date.

“Investment Agreement” shall mean the Third Amended and Restated Investment Agreement dated as of October 2, 2000, by and among GCC and Unified.

“LIBOR” shall mean, for any LIBOR Period (and each Interest Accrual Period during such LIBOR Period), the quotient of (i) the rate for deposits in U.S. dollars for a period of 90 days which appears on the screen designated as page “LIBOR” on the appropriate display on the Bloomberg Financial Markets System (or such other screen as may replace the same on such service) at 11:00 A.M. (London time) on the related LIBOR Determination Date divided by (ii) the number equal to 100% minus the daily average of the stated maximum rate (rounded upward to the nearest 0.01%), as determined by Buyer in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), at which reserves are required to be maintained during such LIBOR Period (including supplemental, marginal, and emergency reserves) under Regulation D of the Board of Governors of the Federal Reserve System by Buyer against “Eurocurrency liabilities” (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Buyer from time to time under Regulation D. Without limiting the generality of clause (ii) of the preceding sentence, such clause (ii) shall include any other reserves required by law to be maintained by Buyer against (x) any category of liabilities that includes deposits by reference to which LIBOR is being determined and (y) any category of extension of credit or other assets that includes the Loans. If the rate described in clause (i) of the first sentence of this definition does not appear as contemplated therein, then the rate in such clause (i) for such LIBOR Period will be the rate described in such clause (i) as determined on the immediately preceding LIBOR Determination Date. Each determination of LIBOR by Buyer including, but not limited to, any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

“LIBOR Business Day” shall mean any Business Day on which commercial banks are open for dealings in Dollar deposits in London.

“LIBOR Determination Date” shall mean the second LIBOR Business Day prior to the commencement of each LIBOR Period.

“LIBOR Period” shall mean (i) for the initial LIBOR Period, the period commencing on the Effectiveness Date and ending on June 30, and (ii) for each LIBOR Period thereafter, the period commencing on the first day of the applicable calendar quarter (October 1, January 1, April 1 or July 1, as the case may be) and ending on the last day of such calendar quarter (December 31, March 31, June 30 or September 30, as the case may be).

“Liquidated Loan” shall mean any Defaulted Loan as to which the Servicer has determined that all amounts which it reasonably and in good faith expects to recover have been recovered from or on account of such Loan; provided, however, that a Loan which has not been determined to have become a Liquidated Loan within two months after becoming a Defaulted Loan shall be deemed a Liquidated Loan on the two month anniversary date of such Loan becoming a Defaulted Loan. A Loan which is deemed a Liquidated Loan shall be due and payable on the date so deemed.

“Liquidation Losses” shall mean, with respect to any Liquidated Loan, on any date, the amount by which (A) the sum of (i) the Principal Balance of such Loan, and (ii) accrued and unpaid interest thereon at the Applicable Rate, exceeds (B) the Net Liquidation Proceeds and Insurance Proceeds thereon, if any.

“Liquidation Proceeds” shall mean cash (other than Insurance Proceeds) and any other amounts received in connection with the liquidation of Defaulted Loans and from Loans with respect to which an Obligor Event has occurred and, in each case, related Collateral, whether through trustee’s sale, foreclosure sale or otherwise.

“Loan” shall mean each loan, including each Non-Conforming Loan and Expansion Loan, in each case whether existing on the date hereof or hereafter arising, originated by Seller in the ordinary course of its business and sold and transferred from time to time to the Buyer pursuant to this Agreement, together with the Property related thereto, the Loans subject to this Agreement being identified on the Loan Schedules.

“Loan File” or “Loan Files” shall have the meaning set forth in Section 2.02(b).

“Loan Guarantor” shall mean any Person who (i) guarantees an Obligor’s payment and/or other obligations under any Loan, (ii) co-signs, or is a co-maker on, the related Note, or (iii) otherwise supports, either in a primary or secondary position, an Obligor’s obligations with respect to a Loan, the related Note or other Related Documents.

“Loan Interest Rate” shall mean, with respect to any date, the then-applicable annual rate of interest borne by a Loan, pursuant to its terms, which, as of the Effectiveness Date (in the case of the Amended and Restated Loans) or the applicable Incremental Purchase Date (in the case of all other Loans), is shown on the applicable Loan Schedule.

“Loan Schedule” shall mean, with respect to the Amended and Restated Loans, the schedules of Amended and Restated Loans delivered to Buyer prior to the Effectiveness Date pursuant to the Amended and Restated Loan Purchase and Servicing Agreement, and, with respect to each of the Loans that is not an Amended and Restated Loan, the schedule of Loans delivered to the Buyer on or before each Incremental Purchase Date, such schedule identifying each Loan to be purchased pursuant to such Incremental Purchase by the name and address of the Obligor (and, if different from such address, the location of the grocery store to which such Loan relates) and the following information with respect to each such Loan: (i) the Principal Balance as of the close of business on the day preceding the applicable Incremental Purchase Date, (ii) the account number on Seller’s records, (iii) the original principal amount of the Loan, (iv) the date the Loan was made and original number of months to maturity and original amortization period, in months, (v) the Loan Interest Rate as of the applicable Incremental Purchase Date and whether such Loan Interest Rate is fixed or variable, (vi) the dates on which Scheduled Payments are due and when the first Scheduled Payment was due, (vii) the schedule of Scheduled Payments applicable to such Loan, (viii) amortization method and period, (ix) the remaining number of months in the amortization period as of the applicable Incremental Purchase Date, (x) if the Loan has a variable Loan Interest Rate, the margin which is added to the Prime Rate to determine the Loan Interest Rate, the maximum and minimum Loan Interest Rates, if applicable, the Loan Interest Rate adjustment frequency and the Loan payment adjustment frequency, (xi) whether such Loan is an Amended and Restated Loan, (xii) the remaining term to maturity as of the applicable Incremental Purchase Date, (xiii) for Loans other than Expansion Loans, the Cash Flow Ratio and the Collateral Coverage Ratio as of such Incremental Purchase Date (including the work product by which such ratios were determined and the Loans taken into account in determining the Collateral Coverage Ratio), (xiv) the aggregate Principal Balance of the related Obligor Group Loans (including such Loan) as of the close of business on the Incremental Purchase Date for such Loan, (xv) whether such Loan has Cross Collateral, (xvi) whether such Loan is secured by real estate Collateral and (xvii) whether such Loan is an Expansion Loan and, if so, the related Expansion Loan Repurchase Date.

“Margin” shall mean (a) for each Loan which is an Amended and Restated Loan, 150 basis points and (b) for each Loan which is not an Amended and Restated Loan, 200 basis points.

“Maximum Purchase Amount” shall mean $70,000,000 in aggregate Principal Balance outstanding at any time less the aggregate Principal Balance of “Assigned Loans” as defined in the Assignment and Assumption Agreement.

“Minimum Documentation” shall mean, with respect to a Loan secured by any real estate Collateral, (i) a statement or estimation by Seller as to the assessed value of the related mortgaged property, and (ii) copies of any title search or report which may have been prepared by an attorney or title company relating to the mortgaged property.

“Modification Losses” shall mean, with respect to any Restructured Loan, as to any date, the amount, on such date, by which (A) the present value of all payments which would have been scheduled to be made on such Loan if such Loan had not become a Restructured Loan, exceeds (B) the present value of all payments scheduled to be made on such Restructured Loan.

“Monthly Interest Amount” shall have the meaning given in Section 5.08.

“Monthly Report” shall mean the monthly report prepared by the Servicer substantially in the form of Exhibit B hereto.

“NCB” shall mean National Consumer Cooperative Bank, a financial institution organized under the laws of the United States, and its Successors and assigns.

“Net Liquidation Proceeds” shall mean Liquidation Proceeds net of the sum of (i) amounts required to be released to the related Obligor pursuant to applicable law, and (ii) unreimbursed reasonable fees and expenses incurred by NCB or the Servicer in servicing the liquidation of a Defaulted Loan or Loan with respect to which an Obligor Event has occurred, as the case may be.

“Non-Conforming Loan” shall have the meaning given in Section 2.01 hereof.

“Non-Recourse Debt” shall mean debt or that portion of debt of any Person or a Subsidiary of such Person as to which (a) the holders of such debt agree that they will look solely to the property securing such debt for payment on or in respect of such debt and (b) no default with respect to such debt would permit (after notice or passage of time or both) according to the terms thereof, any holder of any debt for money borrowed by such Person or a Subsidiary of such Person to declare a default on such debt or cause the payment thereof to be accelerated or payable prior to stated maturity.

“Note” shall mean the promissory note (or notes) in substantially the form(s) included in Exhibit C hereto evidencing the indebtedness of an Obligor under a Loan.

“Obligor” shall mean the Person or Persons primarily obligated to repay a Loan and the indebtedness evidenced by the related Note including, without limitation, all Persons executing such Note.

“Obligor Default” shall mean (a) the failure by an Obligor to pay when due (whether a Scheduled Payment, at maturity, upon required prepayment, acceleration, demand or otherwise) the Loan and the indebtedness evidenced by the related Note or any Related Document, or any interest or premium thereon, which failure continues after the applicable grace period, if any, specified in such Note or Related Document relating to such Loan; or (b) the failure by an Obligor to perform any term or covenant on its part to be performed under any Loan, related Note or Related Document which failure continues after the applicable grace period, if any, specified in the Note or Related Document, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of the indebtedness evidenced by such Note or Related Document; or (c) the occurrence of an event or condition whereby the indebtedness related to the Loan of any Obligor shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof.

“Obligor Event” shall mean, with respect to a Loan, (a) the failure by an Obligor to pay when due (whether a Scheduled Payment, at maturity, upon required prepayment, acceleration, demand or otherwise) the Loan and the indebtedness evidenced by the related Note or any Related Document, or any interest or premium thereon, which failure continues after the applicable grace period, if any, specified in such Note or Related Document relating to such Loan; or (b) any representation or warranty made or given hereunder with respect to such Loan shall have been false or incorrect when made or given; or (c) the making by an Obligor of a prepayment of the Loan (whether such prepayment is optional or required, or pursuant to the acceleration thereof, or otherwise).

“Obligor Financial Statements” shall mean the balance sheets and related statements of income prepared in good faith by or for the Obligor and in accordance with the requirements, if any, of the Related Documents. For purposes of determining the Cash Flow Ratio and Collateral Coverage Ratio, the financial statements reflecting the most recently-available fiscal year’s results will be used, provided that if such financial statements reflect a period ended more than nine months earlier, an interim statement covering at least two quarters’ results shall be used.

“Obligor Group” shall include an Obligor and any of its Affiliates and Subsidiaries.

“Obligor Group Loans” shall mean all Loans purchased by the Buyer with respect to any member of an Obligor Group.

“Operating Agreement” shall mean the Third Amended and Restated Operating Agreement dated as of October 2, 2000, by and among GCC and Unified.

“Payaheads” shall mean, with respect to a Due Period, any amounts received on a Loan in excess of the Scheduled Payment due on the Due Date relating to such Due Period which does not constitute either a Principal Prepayment or payment with respect to an overdue amount. Payaheads are payments of principal for purposes of this Agreement.

“Payment Date” shall mean the 5th Business Day of each calendar month, commencing July 8, 2004.

“Periodic Payment” shall have the meaning given in Section 5.08.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Portfolio Credit Facility” shall mean any loan agreement or other credit facility by and between NCB and GCC.

“Primary Collateral” shall mean that portion of the Collateral in which Seller had, prior to the sale and assignment hereunder, first priority perfected security interests; provided that real estate Collateral shall not be considered Primary Collateral.

“Prime Rate” shall mean the “Prime Rate” from time to time announced by Union Bank of California, San Francisco, California; provided, however, that if such rate is not announced, the Prime Rate shall be a substantially comparable index selected by the Seller and approved by the Buyer.

“Principal Balance” shall mean, with respect to any Loan, at any date, (i) the principal balance of the Loan outstanding as of the Effectiveness Date (in the case of Amended and Restated Loans) or the Incremental Purchase Date (in the case of all other Loans) on which such Loan, as the case may be, was purchased (without giving effect to any payment due or received on such date), minus (ii) the sum of (a) the principal portion of the Scheduled Payments received during each Due Period ending prior to the most recent Payment Date, which were distributed to the Buyer, and to the Servicer and the Guarantor, as the case may be, pursuant to Section 5.08 on any previous Payment Date, (b) all Principal Prepayments and Payaheads, and (c) all Insurance Proceeds, Net Liquidation Proceeds, Guaranty Payments and Repurchase Proceeds to the extent applied as recoveries of principal in accordance with the provisions hereof, which were distributed to the Buyer, and to the Servicer and the Guarantor, as the case may be, pursuant to Section 5.08 on any previous Payment Date.

“Principal Prepayment” shall mean any payment or other recovery of principal on a Loan equal to the Principal Balance thereof, received in advance of the final scheduled Due Date which is intended to satisfy a Loan in full.

“Property” shall mean the Loans, the related Notes, Related Documents, Collateral pledged to secure the Loans, and, as more fully set forth in Section 2.02(a), all of the other rights, title and interest of the Seller conveyed and sold pursuant to Sections 2.01 and 2.02(a).

“Purchase Price” shall have the meaning given in Section 3.01.

“Rating Agency” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. or any Successor of either, or any other nationally-recognized rating agency.

“Related Documents” shall mean with respect to each Loan and related Note, the security agreement, assignment and guarantees substantially in the forms included in Exhibit C hereto, and any other loan agreement, mortgage, assignment of lease and other document, instrument or assignment reasonably acceptable to the Buyer, including all amendments or modifications of any of the foregoing (other than the Supply Agreement between such Obligor and Unified) executed by the Obligor or other Person on Obligor’s behalf in respect of such Loan and related Note.

“Repurchase Amount” shall mean the amount set forth as such in Section 2.02(d).

“Repurchased Loans” shall mean all Loans purchased by the Seller through a payment of Repurchase Proceeds pursuant to Sections 2.02(d), 4.04(a), 7.01, 7.02 and 9.02.

“Repurchase Proceeds” shall mean the amounts received from Seller with respect to a Repurchased Loan.

“Responsible Officer” shall mean, when used with respect to the Buyer, Servicer, Guarantor or Seller, any vice chairman of the executive committee, the president, any vice president (whether or not designated by numbers or words added before or after the title “vice president”), the secretary or the treasurer.

“Restructured Loan” shall mean any Defaulted Loan the terms of which are modified in accordance with Section 5.05.

“Scheduled Payment” shall mean the regularly scheduled payment of principal and/or interest required to be made by an Obligor on a Loan pursuant to the terms of the related Note.

“Seller” shall mean GCC.

“Separate Account” shall have the meaning given in Section 5.07 hereof.

“Servicer” shall mean GCC or its successor (including a Successor Servicer) under Section 5.05 or 5.13.

“Servicer Default” shall mean any act or occurrence described as a Servicer Default under Section 8.01 hereof.

“Servicing Account” shall mean the Servicing Account established pursuant to Section 5.07 of this Agreement, which may be a Separate Account as required pursuant to Section 5.07, 5.13 or 8.02.

“Servicing Fee” shall have the meaning given in Section 5.08(c) hereof.

“Servicing Officer” shall mean any officer of the Servicer, or any agent of the Servicer involved in, or responsible for, the administration or servicing of the Loans whose names appear on the list of servicing officers furnished to the Buyer by the Servicer in the certificate pursuant to Section 5.01(d), as such list may from time to time be amended.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Successor” shall mean, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

“Successor Servicer” shall mean any successor Servicer appointed pursuant to Section 5.13 or Section 8.02(a) of this Agreement.

“Supply Agreement” shall mean, either individually or collectively, all agreements between an Obligor and Unified, with respect to the supply of goods and services by Unified to such Obligor.

“Termination Date” shall mean the first date on which each Loan shall have been (i) paid in full, or (ii) repurchased by Seller pursuant to Section 2.02(d), 4.04, 7.01, 7.02 or 9.02 hereof.

“Termination Event” shall have the meaning given in Section 9.01.

“Transfer Letter” shall mean the transfer letter relating to the Servicing Account described in Section 3.04(i) hereof.

“Unfunded Vested Liability” shall mean, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unified” shall mean Unified Western Grocers, Inc., a California corporation, and the direct and indirect owner of 100% of the outstanding capital stock of Seller.

“Unified Patron” shall mean a member-patron of Unified.

“URI” shall mean United Resources, Inc., an Oregon corporation.

“Welfare Plan” shall mean a “welfare plan” as defined in Section 3(1) of ERISA.

SECTION 1.02 General Principles Applicable to Definitions. Definitions given in Section 1.01 shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to “he” or “it” shall be applicable to Persons whether masculine, feminine or neuter. References to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section of the particular agreement in which the reference appears, or a schedule or an exhibit to the particular agreement in which such reference appears, respectively, unless otherwise stated. References herein to any document including, without limitation, this Agreement, a Loan, a Note and a Related Document shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended.

SECTION 1.03 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles (“GAAP”) consistently applied.

SECTION 1.04 Interpretation.

This Agreement was drafted with the joint participation of the parties hereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning hereof.

[End of Article I]

ARTICLE II

THE COMMITMENT

SECTION 2.01 Loans Sold and Purchased as of the Effectiveness Date; Origination of Loans. The parties hereto acknowledge that Seller has assigned, sold, transferred and otherwise conveyed each of the Amended and Restated Loans to Buyer pursuant to the Amended and Restated Loan Purchase and Servicing Agreement. Upon the Effectiveness Date, each of the Amended and Restated Loans shall, for all purposes hereof, be deemed to be “Loans” hereunder. In addition, during the term of this Agreement, GCC agrees to originate loans with the view to selling such loans to the Buyer hereunder, provided that nothing herein is intended to prevent Seller from making loans not expected to be sold and/or not sold to Buyer pursuant to this Agreement, and further provided that Seller may sell loans not sold to Buyer under this Agreement to third parties with the prior written consent of Buyer, which consent shall not be unreasonably withheld. In determining whether to approve any potential loan with a view to selling such loan to the Buyer pursuant to this Agreement, the Seller shall apply the eligible loan, credit and underwriting standards set forth in this Agreement, as well as information known to the Seller from, among other things, its current and previous business dealings with a potential Obligor. The Seller shall only originate and sell, and the Buyer shall only be obligated to purchase, Loans and Property related thereto satisfying the eligibility, credit, underwriting and other criteria set forth in this Agreement, to the extent such Loans are offered for sale and purchased hereunder; provided, that the Buyer may, but shall be under no obligation to, purchase Loans not meeting such criteria (each Loan so purchased, a “Non-Conforming Loan”) so long as the criteria not met by each Non-Conforming Loan are set forth in a certificate of a Responsible Officer of Seller delivered to Buyer on or prior to the date of Buyer’s purchase of each Non-Conforming Loan.

SECTION 2.02 Agreement to Purchase and Sell Loans.

(a) On each Incremental Purchase Date, Seller does hereby irrevocably assign, sell, set-over, transfer and otherwise convey to the Buyer, without recourse (but subject to Seller’s covenants, representations, warranties and indemnities specifically provided herein), the following (collectively the “Property”): all of Seller’s right, title and interest (whether now existing or hereafter acquired) in, to and under (i) each Loan purchased on such date and any and all moneys of whatsoever nature payable pursuant to each such Loan on and after such date, including all payments thereon and in respect of the related Note, all Insurance Proceeds, any Net Liquidation Proceeds, other Collections, and any other amounts payable in connection with the termination of such Loan, in each case, whether or not paid or received (ii) all rights, powers, and remedies of Seller under or in connection with each such Loan, whether arising under the terms of such Loan, by statute, at law or in equity, or otherwise arising out of any default by the Obligor under such Loan, including all rights to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, approval or waiver thereunder, (iii) all security interests and lien rights of Seller in each item of Collateral pledged to secure any such Loan, all additions, alterations, accessions or modifications thereto or replacement of any part thereof, and all intangibles and other rights associated with the Collateral, (iv) all rights of Seller under each Related Document, in each case as the same may be modified, amended, supplemented or restated

from time to time, (v) all documents of title, books and records concerning the foregoing property (including all computer programs, tapes, disks and related items containing any such information), and (vi) all proceeds, products, rents or profits of the foregoing of any nature whatsoever, including all Insurance Proceeds and Net Liquidation Proceeds. The foregoing transfer, sale, assignment and conveyance does not constitute and is not intended to result in the creation, or an assumption by the Buyer, of any obligation of Seller or any other Person in connection with any Loan, the related Note, Related Documents or Collateral or under any agreement or instrument relating thereto, including any obligation to any Obligor.

(b) In connection with each transfer, sale and assignment of Loans hereunder, the Seller hereby agrees to deliver to the Buyer or its agent on or before the applicable Incremental Purchase Date, all loan files, documents and instruments with respect to each Loan transferred and sold on such Incremental Purchase Date, which Loan Files shall include, but not be limited to, the following (collectively, the “Loan Files”):

(i) the original Note related to such Loan, endorsed by Seller as follows: “Pay to the order of National Consumer Cooperative Bank, without recourse” and signed by a Responsible Officer of Seller, with all prior and intervening endorsements showing a complete chain of endorsement from the originator to Seller, if Seller was not the originator;

(ii) the executed original counterparts of the Related Documents, together with executed originals of all modifications or amendments thereof;

(iii) an irrevocable power of attorney of Seller to the Buyer to execute, deliver, file, record or otherwise deal with the Collateral for such Loan in accordance with this Agreement. Certain rights under the power of attorney will be delegated by the Buyer to the Servicer to permit the Servicer, on Buyer’s behalf, to prepare, execute and file of record UCC financing statements and other notices;

(iv) all documents evidencing or related to any insurance policies; and

(v) with respect to Loans secured by mortgages on real property, (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage in those instances where the original recorded mortgage has been lost; and (B) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments in any instances where the original recorded assignments have been lost; and (C) any available Minimum Documentation and any other documentation in Seller’s possession in respect of such real property.

(c) It is the intention of the parties to this Agreement that each conveyance of Seller’s right, title and interest in and to the Property pursuant to this Agreement shall constitute a purchase and sale and not a loan. If, notwithstanding the foregoing, the conveyance of the Property to the Buyer hereunder is characterized by any third party as a pledge, the parties intend that Seller shall be deemed hereunder to have granted to the Buyer a first priority perfected security interest in all of Seller’s right, title and interest in, to and under the Loans, the Notes, the related Collateral and Related Documents, and all monies due or to become due with respect thereto after the applicable Incremental Purchase Date, and that this Agreement shall constitute a security agreement under applicable law. The Seller shall take all steps necessary and desirable, or as otherwise may be requested by Buyer, to reflect the Buyer’s security interest in and to and lien on the Loans and Property.

(d) If the Buyer determines that any documents or documents constituting a part of a Loan File are missing (other than the original Note or original security agreement) or defective (that is, mutilated, damaged, defaced, incomplete, improperly dated, clearly forged or otherwise physically altered) with respect to any Loan in any respect which materially and adversely affects the interests of the Buyer, then the Buyer shall within 10 Business Days notify Seller, whereupon Seller shall have a period of 30 days within which to correct or cure any such defect. If any such material defect (other than a defect, with respect to a Non-Conforming Loan, which has been disclosed to Buyer in accordance with Section 2.01 hereof) has not been corrected or cured in all material respects, notwithstanding any other provision of this Agreement, Seller shall repurchase the related Loan from the Buyer at a price equal to the sum of (i) the Principal Balance of such Loan as of the first day of the Due Period during which such repurchase occurs and (ii) an amount equal to interest accrued at the applicable Loan Interest Rate on such Repurchased Loan to, but not including, the day on which such repurchase occurs (the “Repurchase Amount”). The Repurchase Amount shall be paid by Seller to the Buyer in immediately available funds within 10 days of the day after which such repurchase obligation arises and, upon receipt by the Buyer of such amount, the Buyer shall release or cause to be released to the Seller the related Loan Files and shall execute and deliver or cause to be executed and delivered such instruments of transfer or assignment of such Loan, the security interest in the related Property, in each case without recourse, representation or warranty, as Seller shall reasonably request (as shall be prepared by and at the expense of Seller). It is understood and agreed that the obligation of Seller to repurchase any Loan as to which a material defect in a constituent document exists and to make the related payments as described in this Section 2.02(d), together with the indemnification rights contained in Section 10.02 and the right of Buyer to be reimbursed for reasonable fees and expenses incurred in effecting this repurchase, shall, constitute the sole remedies against Seller available to the Buyer with respect to each such defective Loan.

SECTION 2.03 Incremental Purchase. (a) Each of the parties hereby agrees that, subject to Section 2.01 and to the other terms and conditions hereof, until the Commitment Termination Date, the Seller may from time to time on the first Business Day of any month after the Effectiveness Date, elect to offer to sell to the Buyer and Buyer shall purchase certain identified loans out of GCC’s portfolio and the Property related thereto, all on the terms and conditions set forth in this Agreement (each, an “Incremental Purchase”). Notwithstanding the foregoing, the Buyer shall not be obligated to make an Incremental Purchase for a principal amount of less than $2,500,000 (or such other lesser amount as is approved by Buyer) other than the final Incremental Purchase which may be in such lesser amount as remains of the Maximum Purchase Amount. In addition the Buyer shall not be obligated to make an Incremental Purchase (or any portion thereof) to the extent the aggregate Principal Balance of all Loans (after giving effect to the Loans to be purchased on such Incremental Purchase Date) purchased hereunder would exceed the Maximum Purchase Amount.

(b) Subject to satisfaction of all of the applicable terms and conditions hereof (including, without limitation, Section 3.03(m)), until the Commitment Termination Date, the Buyer shall from time to time make Incremental Purchases of Expansion Loans and the Property related thereto, all on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, the Buyer shall not be obligated to make an Incremental Purchase of any Expansion Loan for a principal amount of less than $250,000 (or such lesser amount as is approved by the Buyer) other than the final Incremental Purchase of any Expansion Loan which may be in an amount equal to $5,000,000 minus the aggregate Principal Balance of all Expansion Loans. In addition, the Buyer shall not be obligated to make an Incremental Purchase of Expansion Loans to the extent the aggregate Principal Balance of (i) all Expansion Loans (after giving effect to the Expansion Loans to be purchased on such Incremental Purchase Date) would exceed $5,000,000 or (ii) all Loans (after giving effect to all Loans (including Expansion Loans) to be purchased on such Incremental Purchase Date) would exceed the Maximum Purchase Amount.

(c) The Seller shall provide the Buyer with written notice of its intention to request an Incremental Purchase in the form of Exhibit D hereto no later than five (5) Business Days (or such shorter period as may be acceptable to Buyer) before each Incremental Purchase. Upon satisfaction of all terms and conditions contained herein, including under Section 2.02, Buyer shall pay to the Seller the Purchase Price of each Incremental Purchase on the applicable Incremental Purchase Date.

SECTION 2.04 Commitment Termination Date. Unless earlier terminated in accordance with Section 10.13, the initial “Commitment Termination Date” is June 9, 2007, and the Commitment Termination Date may be extended by mutual agreement of the parties. The Seller and the Buyer may agree at any time to set an earlier Commitment Termination Date.

[End of Article II]

ARTICLE III

CLOSING PROCEDURE; CONDITIONS TO PURCHASE

SECTION 3.01 Payment. Subject to Sections 3.03 and 3.04, the Buyer shall pay in immediately available funds to Seller, on or before 12:00 noon Washington, D.C. time, on each Incremental Purchase Date, the sum of 100% of the Principal Balance of each Loan (calculated as of such date, without giving effect to any payment due or received on such date) sold by the Seller to Buyer on such Incremental Purchase Date (each such sum, collectively, the “Purchase Price”).

SECTION 3.02 Effective Date. Each sale made pursuant to the Amended and Restated Loan Purchase and Servicing Agreement was effective in accordance with its respective terms, and all right, title and interest in the Amended and Restated Loans and the related Property passed to Buyer thereunder. Each sale made pursuant to Sections 2.01 and 2.03 shall be effective, and all right, title and interest in the Loans (other than the Amended and Restated Loans) and the related Property so sold shall pass to the Buyer, at such time as Buyer shall pay the Purchase Price in respect thereof.

SECTION 3.03 Buyer’s Conditions Precedent to Acceptance. The obligation of Buyer to pay the Purchase Price on each Incremental Purchase Date is subject to the fulfillment on or before such Incremental Purchase Date of each of the following conditions (each relating only to the Loans and related Property purchased on such date):

(a) Buyer shall have received the original Notes and such Notes shall have been duly endorsed by Seller without recourse or warranty except as provided herein, and Buyer shall have received the Related Documents;

(b) Buyer shall have received the original executed counterpart of each Related Document and all other Property with respect to each Loan (or, to the extent more than one original counterpart exists, all original executed counterparts of such agreements and Related Documents that are in the possession of the Seller or any of its Affiliates), and each such Related Document shall be in a form reasonably satisfactory to Buyer;

(c) With respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage in those instances where the original recorded mortgage has been lost, as so certified by the Seller; and (B) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments in any instances where the original recorded assignments have been lost, as so certified by the Seller; and (C) all available Minimum Documentation and all other documentation with respect to each Loan;

(d) The Seller and all secured parties and assignees, if applicable, shall have consented to the filing of, and the Buyer shall have received, Uniform Commercial Code financing statements on Form UCC-3 (or such other UCC form as required by applicable law) designating the Seller: (i) as “Assignor” evidencing the assignment to the Buyer by Seller of all security interests in personal property arising in favor of Seller under the Related Documents, and in the Collateral relating to the Loans (other than security interests in Cooperative Assets); and (ii) as “Borrower/Debtor” evidencing the release of the lien of the Agent as “Lender/Secured Party” under any loan or credit agreement among GCC, as borrower, lenders party thereto, and NCB as agent and/or lender; and (iii) as “Borrower/Debtor” evidencing the release and discharge of each and every lien, charge, mortgage, encumbrance and right of any other Person or with respect to the Collateral; in each case, in form and content sufficient for filing with the applicable location for central filing in each state where a related form UCC-1 (or such other UCC form as required by applicable law) is filed;

(e) The Buyer shall have received evidence satisfactory to Buyer in its sole discretion that the security interests arising in its favor under this Agreement in the Loans, related Notes, related Collateral (other than Collateral which is not governed by the Uniform Commercial Code unless Buyer, in its sole discretion, requires otherwise), the Related Documents and the proceeds thereof have been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected lien of first priority enforceable against all third parties (other than (i) prior lien holders in the case of Collateral which is not Primary Collateral (but only to the extent such lien holders’ liens arise with respect to obligations of an Obligor) and (ii) in Collateral which is not governed by the Uniform Commercial Code) in all jurisdictions to secure all of Seller’s obligations to Buyer;

(f) No Termination Event, and no event which with the giving of notice or passage of time or both would constitute a Termination Event shall have occurred and be continuing, and a Responsible Officer of Seller shall have so certified to Buyer in writing;

(g) Each applicable representation and warranty of the Seller set forth in Section 4.01 or 4.02 shall be true and correct in all material respects, and a duly Responsible Officer of Seller shall have so certified to Buyer in writing in substantially the form of Exhibit E hereto;

(h) Each representation and warranty of Guarantor set forth in Section 3.1 of the Guaranty Agreement hereof shall be true and correct in all material respects, and a duly Responsible Officer of Guarantor shall have so certified to Buyer in writing in substantially the form of Exhibit F hereto;

(i) Each representation and warranty of Servicer set forth in Section 5.12 shall be true and correct in all material respects, and a duly Responsible Officer of Servicer shall have so certified to Buyer in writing in substantially the form of Exhibit G hereto;

(j) Buyer shall have received the Loan Schedule relating to the Loans purchased on the applicable Incremental Purchase Date required by this Agreement;

(k) Buyer shall have received personal credit reports relating to each Obligor for each Loan purchased on the applicable Incremental Purchase Date;

(l) With respect to any Loan other than an Expansion Loan, Buyer shall have received on such Incremental Purchase Date from Seller financial and other documentation (including, if permitted by the Buyer, projections) supporting the Seller’s calculation of Cash Flow Ratio and Collateral Coverage Ratio;

(m) With respect to any Expansion Loan, Buyer shall have received on such Incremental Purchase Date projections, in form and substance reasonably satisfactory to Buyer, prepared by the Seller (together with such back up and other work product as the Buyer may reasonably request) demonstrating that, on the Expansion Loan Repurchase Date, the Cash Flow Ratio for the related Obligor will be at least 1.1:1, the Collateral Coverage Ratio for such Expansion Loan will be at least 1:1 and the related Obligor will have a positive net worth (with respect to each Expansion Loan, the “Expansion Loan Projections”); and

(n) No “Event of Default” under (and as defined in) the Credit Agreement shall have occurred and be continuing.

SECTION 3.04 Additional Delivery Requirements for Effectiveness Date. The obligation of the Buyer to perform any of its obligations under this Agreement shall be subject to the satisfaction of each of the following delivery requirements on or before the Effectiveness Date (or on or before the other date specified below) to the reasonable satisfaction of Buyer:

(a) Buyer shall have received the following agreements, each duly executed by the parties (other than Buyer) thereto:

(i) this Agreement and the Guaranty Agreement; and

(ii) such other agreements and instruments as the Buyer shall reasonably require;

(b) The Buyer shall have received a Uniform Commercial Code financing statement on Form UCC-l naming Buyer as “Secured Party” and Seller as “Debtor” covering the Loans (including the Amended and Restated Loans) sold and to be sold hereunder, related Notes, related Collateral, the Related Documents and the proceeds thereof, in form and content sufficient for filing in the State of California;

(c) Buyer shall have received an opinion of counsel for GCC dated such date and in a form reasonably acceptable to Buyer, including an opinion to the effect that this Agreement and the Guaranty Agreement are the legal, valid and binding obligations of GCC, enforceable against GCC under the laws of the State of California (provided that such opinion need not express an opinion as to the characterization of the transactions contemplated hereby);

(d) Buyer shall have received in form and substance reasonably satisfactory to it a certified copy of a resolution adopted by the Board of Directors of GCC, authorizing the execution, delivery and performance of this Agreement and the Guaranty Agreement and the endorsement and sale of the Notes hereunder, together with evidence of the authority and specimen signatures of the persons who have signed this Agreement and the Guaranty Agreement and endorsed the Notes on behalf of GCC and such other evidence of corporate authority as Buyer may reasonably require;

(e) Buyer shall have received an officer’s certificate from GCC in a form reasonably acceptable to Buyer;

(f) Buyer shall have received certified copies of request for information or copies (Form UCC-11 or such other UCC form as required by applicable law) (or a similar search report certified by parties acceptable to the Buyer) dated a date reasonably near the date hereof listing all effective financing statements which name GCC (under its present name or any previous or “doing business” name) as transferor or debtor and which are filed in California and in any other jurisdiction as reasonably requested by Buyer, together with copies of such financing statements;

(g) Buyer shall have received evidence of the establishment of the Servicing Account and the creation of a first priority perfected security interest therein in favor of Buyer;

(h) Buyer shall have received a duly certified copy of the executed Operating Agreement (which shall require Unified to maintain a $15,000,000 minimum tangible net worth of GCC) and the Investment Agreement;

(i) Buyer shall have received a signed and undated transfer letter relating to the Servicing Account, directing the bank which holds the Servicing Account to transfer all rights in such Account to the Buyer upon receipt of notice of the occurrence of a Servicer Default (the “Transfer Letter”); and

(j) Seller shall have satisfied the conditions set forth in Sections 3.03(a) through (f) and (j).

[End of Article III]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Seller’s Corporate Representations and Warranties. Seller represents and warrants to Buyer as of the Effectiveness Date, as of each Incremental Purchase Date and as of the date of execution of this Agreement as follows:

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, is doing business only under the name “Grocers Capital Company”, and is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, to execute, deliver and perform this Agreement and to sell the Loans and related Property.

(b) The execution, delivery and performance by the Seller of this Agreement and any assignment, any endorsement of the Notes and the sale of any Loans, related Notes and Related Documents and the security interest in the related Collateral hereunder have been duly authorized by all necessary corporate action of Seller, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Debt of Seller, except such as have been obtained (certified copies thereof having been delivered to Buyer), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Seller is a party or by which Seller or any of the Loans, related Notes or Related Documents may be bound or affected.

(c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Seller of this Agreement or any assignment or the endorsement of the Notes or in connection with the sale of the Loans and related Property contemplated hereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Buyer).

(d) This Agreement has been duly executed and delivered by Seller and constitutes, and any assignment and any endorsement of a Note when duly executed and delivered will constitute, the legal, valid and binding obligation of the Seller enforceable against Seller in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

(e) There are no actions, proceedings, investigations, or claims against or affecting Seller now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Seller has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Seller would be likely to have a material adverse effect on the financial condition or operations of Seller or on Seller’s ability to perform its obligations under this Agreement.

(f) The consolidated balance sheet of each of Unified and its Subsidiaries and of the Seller and its Subsidiaries at December 31, 2003, and the related statements of income and retained earnings of each of Unified and its Subsidiaries and of Seller and its Subsidiaries for their respective fiscal periods then ended, copies of which have been furnished to Buyer, fairly present the financial condition of each of Unified and its Subsidiaries and of Seller and its Subsidiaries as at such date and the results of operations of each of Unified and its Subsidiaries and of Seller and its Subsidiaries for their respective fiscal periods then ended, all in accordance with GAAP consistently applied (except for the absence of footnote disclosures). Since that date, there has been no material adverse change in the financial condition or operations of either of Unified or its Subsidiaries or of Seller or any of its Subsidiaries.

(g) Seller has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in Section 4.01(f) except such as have been since sold or otherwise disposed of in the ordinary course of business.

(h) Neither Seller nor any of its Subsidiaries is in material breach of or default under any agreement or agreements to which it is a party or which are binding on it or any of its assets and which provide for the payment of monies, the delivery of goods or the provision of services in amounts or with values in the aggregate in excess of $500,000.

(i) Seller and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Seller nor any other member of its Controlled Group has any contingent liabilities with respect to any post retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA, which may reasonably be expected to have a material adverse effect.

(j) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary and all other or additional acts have been taken as are necessary to perfect the Buyer’s interests arising hereunder and under the assignments in and to the Loans and related Property and the lien created hereby constitutes a valid and perfected lien of first priority in and to all of the Loans and related Property (other than in Collateral which is not Primary Collateral or is not governed by the Uniform Commercial Code, in which case the Buyer has only such interest as the Seller had and disclosed to the Buyer on the applicable Incremental Purchase Date and other than Seller’s security interest in Cooperative Assets) and is enforceable against all third parties (other than third parties whose interests in Collateral which is not Primary Collateral are prior to Seller’s interests therein on the applicable Incremental Purchase Date) in all jurisdictions as security for all obligations of the Seller to the Buyer under this Agreement.

(k) Seller’s chief executive offices and the offices where such Seller keeps records concerning the Loans and related Property are located at 5200 Sheila Street, Commerce, California 90040 or such other location to which such offices are moved pursuant to Section 6.01(m) hereof.

(l) This Agreement, the financial statements referred to in Section 4.01(f) and all other instruments, documents, certificates and statements furnished to the Buyer by the Seller, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

(m) The Operating Agreement and the Investment Agreement are in full force and effect.

(n) No “Event of Default” under (and as defined in) the Credit Agreement shall have occurred and be continuing.

SECTION 4.02 Seller’s Incremental Purchase Date Representations and Warranties with respect to Loans. Seller represents and warrants to Buyer as of each Incremental Purchase Date with respect to Loans transferred and sold on such Incremental Purchase Date as follows:

(a) The information with respect to each Loan set forth in the applicable Loan Schedule, together with any documentation supporting such information, is true and correct in all material respects;

(b) With respect to each Loan, there exists only one original Note. Such original Note and all of the other original or certified documentation set forth in Sections 2.02 and 3.03 (including the Loan Files and all material documents related thereto) have been, or shall have been on the applicable Incremental Purchase Date, delivered to the Buyer;

(c) Each Loan was originated in the United States and Scheduled Payments on such Loan are payable in U.S. Dollars by an Obligor domiciled in the United States;

(d) Each Note has a Loan Interest Rate that is (i) a variable rate based on the Prime Rate adjusted at least annually after a change in the Prime Rate, with a minimum Loan Interest Rate equal to the Prime Rate minus 100 basis points or (ii) a fixed rate that, as of the date on which such Loan was originated, was not less than the Prime Rate minus 100 basis points.

(e) Immediately prior to and as of each sale, transfer and assignment to the Buyer herein contemplated, the Seller held good and indefeasible title to, and was the sole owner of, each Loan conveyed by Seller, subject to no liens, charges, mortgages, encumbrances or rights of others or other liens (including any lien released simultaneously with such transfer and assignment, in favor of the Agent) of any kind whatsoever and immediately upon the transfer and assignment herein contemplated, the Buyer will hold good and indefeasible title, to, and be the sole owner of, each Loan subject to no liens, charges, mortgages, encumbrances or rights of others of any kind whatsoever;

(f) No Loan is delinquent (after giving effect to any applicable grace period) in payment, and no Loan shall have been delinquent during the six-month period immediately preceding such Incremental Purchase Date (after giving effect to any applicable grace period) for a period in excess of 45 days or shall have ever demonstrated a pattern of repeated delinquencies;

(g) There is no other default, breach, violation or event of acceleration existing under the Loan, related Note or Related Document and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any such default, breach, violation or event of acceleration that would otherwise exist;

(h) No Loan is subordinate by its terms to any Debt of the related Obligor; and no Loan is subordinate to any Debt of the related Obligor except as to such Debt that is secured by collateral with a value equal to or greater than the amount of such Debt, which collateral is entirely separate and distinct from the Collateral securing such Loan; and each Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Note, Related Document or any related Collateral, or the exercise of any right thereunder, render either the related Note, Related Document or any related Collateral unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(i) Each Loan (other than an Expansion Loan) at the time it was made and as of the applicable Incremental Purchase Date complied in all material respects with the Seller’s Credit and Collection Policy, and each Loan complied in all material respects with applicable state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws;

(j) The Obligor with respect to each Loan (i) is not an Affiliate of the Seller, (ii) is a Unified Patron in good standing, (iii) to the best of Seller’s knowledge, shall have provided to Seller complete and accurate information, including a personal credit report, relating to Obligor’s financial condition, and (iv) shall have suffered no material adverse changes in its financial condition or otherwise since the date the Loan was originated;

(k) Each Loan had an original term to maturity of no greater than seven (7) years;

(l) The Note related to each Loan provides that the principal be amortized no less frequently than quarterly over the term of such Note with an amortization period of no greater than 10 years; provided, however, notwithstanding the foregoing, the Note related to each Loan may require the payment of interest only for a period of up to 12 months from the date of origination of the related Loan, and may provide for a balloon payment of up to three years of principal on the maturity date of the related Loan;

(m) Each Loan, related Note, related Collateral and Related Documents pursuant to which Collateral is pledged to Seller is the legal, valid and binding obligation of the Obligor thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and all parties to each Loan had full legal capacity to execute all Related Documents and convey the property therein purported to be conveyed;

(n) The terms of the Loan, related Note and each Related Document pursuant to which Collateral was pledged have not been impaired, altered or modified, except by written instrument which has been recorded, if necessary, to protect the interest of the Buyer and which has been delivered to the Buyer;

(o) The proceeds of each Loan were fully disbursed before the applicable Incremental Purchase Date, and there is no obligation on the part of the Seller to make future advances thereunder. Any and all requirements as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing or recording the Loans were paid;

(p) The Obligor with respect to each Loan (other than an Expansion Loan) has provided information to Seller (which has been delivered to Buyer on or before such Incremental Purchase Date) evidencing that such Obligor has a positive net worth or, in the case of an Expansion Loan, the Seller has prepared and delivered to the Buyer the related Expansion Loan Projections evidencing that the Obligor with respect to such Expansion Loan will have a positive net worth on the related Expansion Loan Repurchase Date. To the best of Seller’s knowledge, each Obligor is not the subject of any bankruptcy proceeding, and has no present intention to seek relief under the federal bankruptcy laws;

(q) The Obligor and/or the Loan Guarantor with respect to each Loan and related Property is personally liable for the payment and performance of its obligations under such Loan, and such personal liability has been either (i) in the case of an Obligor or Loan Guarantor who is a married individual, acknowledged or guaranteed by the spouse of such Obligor or Loan Guarantor or (ii) in the case of a corporate Obligor or Loan Guarantor, approved by a majority of the stockholders of such corporate Obligor or Loan Guarantor. Pursuant to the terms of each Loan, each of the Obligor and the Loan Guarantor thereunder is absolutely required to make all payments and perform all obligations due pursuant to such Loan without abatement, deferment or defense of any kind or for any reason (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors rights and by general principles of equity);

(r) The Collateral covered by or securing the obligations under each Loan is insured by an insurance company rated at least “B-” by Best & Co. against loss by fire and such other hazards as are customary for personal property of the same or similar type, such insurance being in an amount not less than the Principal Balance of such Loan as of the applicable Incremental Purchase Date subject to customary deductibles and the Seller and/or the Buyer is designated as loss payee under such policies;

(s) Each Loan requires each of the Obligor and Loan Guarantor thereunder at its own costs and expense to maintain the Collateral pledged to secure the related Loan in good repair, condition and working order, and to the knowledge of the Seller, each Obligor and Loan Guarantor under a Loan is currently in compliance with this requirement;

(t) Each Loan (other than an Expansion Loan) has a Collateral Coverage Ratio of at least 1:1 and the related Obligor has a Cash Flow Ratio of at least 1.1:1 or, in the case of an Expansion Loan, the related Expansion Loan Projections evidence that such Expansion Loan will have a Collateral Coverage Ratio of at least 1:1 on the Expansion Loan Repurchase Date and the related Obligor will have a Cash Flow Ratio of at least 1.1:1 on the Expansion Loan Repurchase Date;

(u) All Collateral securing any Loan is located in the United States. Collateral shall be valued in accordance with the provisions set forth in the definition of “Collateral Coverage Ratio”;

(v) Seller has, or on the applicable Incremental Purchase Date will have, (i) a first priority perfected security interest in each item of Primary Collateral, free from any lien, security interest, encumbrance or other right, title or interest of any Person, and (ii) a perfected security interest in each other item of Collateral, subject to the prior liens, security interests and encumbrances existing on, and identified to and approved by the Buyer on the applicable Incremental Purchase Date. Seller shall, on the applicable Incremental Purchase Date, transfer its security interest in the Primary Collateral and such other Collateral as is governed by the Uniform Commercial Code or as is required by Buyer, subject however to the rights of the holder of title in and to such Collateral and of the Obligors in such Collateral pledged under the Related Documents (and, in the case of Collateral which is not Primary Collateral, holders of prior liens), and Seller, as agent for the Buyer, shall defend the Buyer’s security interest in and to Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of the Obligors or the Buyer (except to the extent such Person’s claims and demands arise out of security interests permitted herein);

(w) The Notes and Related Documents delivered to Buyer on the applicable Incremental Purchase Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and related indebtedness referred to therein; except as approved by the Buyer, such Notes and Related Documents are in substantially the form of the documents attached hereto as Exhibit C; except as included with the instruments and documents so delivered, such Notes and such Related Documents have not been amended; and each such Note and Related Document to which Obligor or Loan Guarantor is a party bears the original signature of such Obligor and Loan Guarantor;

(x) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect Seller’s security interests arising pursuant to the Related Documents in the Primary Collateral and such other Collateral as is governed by the Uniform Commercial Code;

(y) Seller has heretofore caused all copies of the Loans, related Notes and Related Documents in its possession to be separately identified and distinguished from Seller’s other loans, and on the applicable Incremental Purchase Date, the Seller will cause each copy of each Note, related Collateral and Related Document in its possession to be identified with an appropriate legend clearly disclosing the fact that such Loan, the related Notes, Related Documents and the Seller’s security interest in the related Collateral have been sold and assigned to the Buyer and the Buyer is the owner thereof, and any original copies of any Note, related Collateral or Related Document coming into the possession of the Seller will be delivered to the Buyer;

(z) (i) The Obligor shall not have been delinquent on its payment obligation on an open account (after giving effect to any applicable grace period) for a period in excess of 45 days, and (ii) neither the Obligor nor any member of its Obligor Group shall have defaulted on any recourse obligation to Seller, any Subsidiary of Seller or Unified;

(aa) With respect to each Loan, either (i) the related Obligor has owned grocery stores which have operated as such for at least 1 year or (ii) the grocery store to which such Loan relates has operated as such for at least 1 year;

(bb) The proceeds of the Loan are not being used to satisfy the related Obligor’s personal needs and the purpose for which the Loan was made was to finance or refinance capital or leasehold improvements, equipment, inventory and other term working capital, and acquisitions, expansions or renovations for a new or existing store, including the cost of land, construction and real estate;

(cc) With respect to each Loan which is secured by a mortgage on the lease of the related grocery store, such lease (with any options) must be at least coterminous with such Loan;

(dd) Either (i) the Obligor and Loan Guarantor have, under the terms of each Loan, consented to a sale and assignment of the Loan, the related Note and Related Documents and the sale or grant of a security interest in and to the Loan and the Collateral relating thereto, including any subsequent resale and reassignment, or (ii) none of the Loan, the related Note or any Related Documents requires the consent, approval or notice to the Obligor or Loan Guarantor with respect to the assignment and transfer by Seller of Seller’s right, title and interest in and to the Loan, the related Note, any Related Document and Collateral;

(ee) With respect to an Expansion Loan, the Expansion Loan Projections for such Expansion Loan delivered pursuant to Section 3.03(m) have been prepared by Seller on a basis consistent with the preparation of its historical financial statements (except as described in such projections) and are based on good faith estimates and assumptions of management of Seller, and Seller has no reason to believe that such estimates and assumptions are not reasonable; and

(ff) Seller has used its best efforts to obtain, with respect to each Loan secured by Collateral that includes inventory or equipment located at a store location leased or subleased by the Obligor, a collateral assignment of the lease or sublease with all necessary consents of lessors or sublessors, as applicable.

SECTION 4.03 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a) Buyer is a financial institution duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to purchase the Loans and related Property;

(b) Execution, delivery and performance by Buyer of this Agreement and the purchase of the Loans and related Property hereunder have been duly authorized by all necessary corporate action of Buyer, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Debt of Buyer, do not contravene the Bank Act or any other law, regulation, rule or order binding on it or its Charter or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound or affected;

(c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Buyer of this Agreement or in connection with any of the transactions contemplated hereby; and

(d) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

SECTION 4.04 Repurchase Upon Breach of Certain Representations and Warranties. (a) The applicable representations and warranties and agreements of the Seller set forth in Sections 4.01 and 4.02 (as excepted from with respect to any Non-Conforming Loan as set forth in Section 2.01) with respect to the Seller and each Loan and related Property shall continue so long as such Loan remains outstanding. Upon discovery by Seller, Servicer or Buyer that any of such representations or warranties was incorrect as of the time made, the party making such discovery shall give prompt notice to the other parties. In the event any defect, misrepresentation or omission materially and adversely affects the interest of the Buyer, the Seller shall eliminate or cure the circumstance or condition causing the defect within 30 days of the discovery thereof (except with respect to breaches of any of the representations or warranties in Sections 4.02(a), (b), (c), (1), (n), (s), (u), (v), (w) and (x), as to which the cure period shall be 10 days, and with respect to breaches of any representations or warranties in Sections 4.02(e) and (v) with respect to the Amended and Restated Loans, as to which there shall be no cure period).

(b) The Seller shall repurchase an affected Loan or group of Loans and the related Property if the Seller cannot or does not effect a cure of any defect, misrepresentation or omission in any representation or warranty in Sections 4.01 and 4.02 within the time period specified therefor in Section 4.04(a).

(c) Any such repurchase of a Loan and the related Property by Seller pursuant to Section 4.04(b) shall be accomplished in the manner set forth in Section 2.02(d) and at a price equal to the Repurchase Amount.

SECTION 4.05 Survival of Representations. Each of the representations and warranties of GCC, in whatever capacity made or given, made or given in or under this Agreement shall survive the execution and delivery hereof and of the document, instrument or agreement executed and/or delivered hereunder in which so made or given.

[End of Article IV]

ARTICLE V

SERVICING AND COLLECTION

Subject to the provisions of Section 8.03, at all times prior to the later of (a) the Termination Date or (b) the date on which all obligations of the Seller under this Agreement have been performed in full, the following terms and provisions of this Article V shall apply.

SECTION 5.01 Servicing; Delegation of Authority to Buyer and Servicer. (a) The Buyer appoints the Servicer to act as the Buyer’s exclusive agent for performing all of the servicing and administrative functions with respect to the Loans, the related Notes, the Related Documents and the related Collateral not specifically reserved to the Buyer pursuant to subsection (b) of this Section 5.01. The Servicer hereby accepts such appointment and agrees to perform such Loan servicing and administrative duties as are specifically enumerated herein as well as those not reserved to the Buyer pursuant to subsection (b).

(b) The Buyer reserves the right to perform, and the Servicer shall have no obligation to perform, the following servicing and administrative functions with respect to the Loans and this Agreement: (i) determining the amount to be claimed on the Guaranty from time to time and the Guaranty Amount from time to time; and (ii) calculating monthly, in connection with each Payment Date, the Applicable Rate.

(c) The Servicer shall use the same diligence and practices in servicing the Loans, the related Collateral and the Related Documents as it uses in servicing and collecting indebtedness evidenced by notes and related documents held for its own account and, in any event, shall endeavor to collect or cause to be collected from each Obligor the amounts as and when due and owing under such Obligor’s Note and Related Documents. In performing its duties hereunder, and subject to the specific limitations set forth herein, Servicer shall act in accordance with its Credit and Collection Policy and shall take such actions with respect to the Loans, Notes and Related Documents as, in its reasonable business judgment, it may deem advisable to maintain or enhance receipt of timely Collections thereunder. Promptly upon the request of Servicer, Buyer agrees to execute and deliver such documents and take such further acts (at Servicer’s expense) as Servicer may reasonably request to confirm and evidence the agency granted to Servicer pursuant to this Section 5.01.

(d) Promptly after the execution and delivery of this Agreement, the Servicer shall deliver to the Buyer a list certified by its secretary or one of its assistant secretaries of the Servicing Officers and employees of the Servicer involved in or responsible for, the administration and servicing of the Loans, which list shall from time to time be updated by the Servicer and which may be relied upon until so updated; provided that if the Servicer has previously provided such a list to the Buyer and such list does not require updating, the Servicer shall confirm the accuracy of the previously-delivered list.

SECTION 5.02 Maintenance of System; Collection and Maintenance of Information. (a) Servicer shall arrange and maintain with respect to the Loans, related Notes and Related Documents, data processing, accounting and related services adequate for the effective and timely performance of its servicing obligations hereunder in accordance with good business practices and in compliance with all applicable federal, state and local laws and regulations.

(b) Servicer shall collect the following information with respect to each Obligor Group obligated on one or more Loans which, either individually or in the aggregate, have a Principal Balance greater than:

(i) $250,000, within 120 days of the end of each fiscal year of such Obligor Group, the Obligor Financial Statements, together with, upon the Buyer’s request therefor, a certificate of an authorized officer of such Obligor Group, to the effect that the accompanying financial statements are true and correct in all material respects;

(ii) $500,000 but less than $1,000,000, in addition to the annual financial statements set forth in clause (i) above, within 50 days of the end of the second fiscal quarter of such Obligor Group, interim Obligor Financial Statements for such Obligor Group’s first and second fiscal quarters, together with, upon the Buyer’s request therefor, a certificate of an authorized officer of such Obligor Group, to the effect that the accompanying interim financial statements are true and correct in all material respects; and

(iii) $1,000,000, in addition to the annual financial statements set forth in clause (i) above, within 50 days of the end of each fiscal quarter of such Obligor Group, interim Obligor Financial Statements, together with, upon the Buyer’s request therefor, a certificate of an authorized officer of such Obligor Group, to the effect that the accompanying interim financial statements are true and correct in all material respects.

In addition, Servicer shall collect evidence of adequate insurance with respect to the Collateral securing the Loans. Servicer shall maintain the foregoing information and shall make the same available to the Buyer or its nominees or agents upon reasonable request.

SECTION 5.03 Maintenance of Lien Priority. So long as Servicer is required to act as Buyer’s exclusive agent for performing certain servicing obligations with respect to the Loans, Servicer agrees to take all actions, including lien searches and continuation statement filings, necessary or desirable to ensure that the liens arising pursuant to the Related Documents and securing repayment of any Obligor’s indebtedness evidenced by a related Note will be maintained as continuously perfected first priority (except in the case of Collateral which is not Primary Collateral, in which event the Servicer shall take all actions to maintain the priority sold and assigned hereunder) security interests (except as otherwise approved by Buyer) in all applicable jurisdictions.

SECTION 5.04 Obligor Inquiries; Credit and Collection Policies. (a) Servicer agrees to accept primary responsibility for telephonic and face-to-face communications with Obligors concerning the Loans, related Notes and related Collateral. In the event Obligor inquiries require consideration by the Buyer, the Servicer agrees to coordinate with the Buyer and the Obligors so as to provide prompt and appropriate responses to Obligors’ inquiries or concerns.

(b) Servicer agrees to follow, maintain and apply the credit, extension and collection policies identified in the Credit and Collection Policy in all material respects unless any order of any court, arbitrator or other Governmental Authority or any determination of or change in any applicable federal, state or local law or regulation should require otherwise or unless Buyer shall otherwise consent in writing, which consent will not be unreasonably withheld. Notwithstanding any other provision herein to the contrary, Servicer is not authorized to and agrees that it shall not, without the Buyer’s prior written consent (which consent shall not be unreasonably withheld), (i) amend, extend, release, modify, or waive the terms or conditions of any Loan, related Note or of any Related Document; (ii) release any Collateral pledged in support of any Obligor’s obligations under a Note or Related Document (other than Cooperative Assets); or (iii) grant or permit to be granted any rebate, refund, credit or other adjustment in respect of an Obligor’s obligation under any Note or any Related Document.

SECTION 5.05 Obligor Defaults. Servicer agrees to promptly give any notice to an Obligor required to commence the running of any applicable cure period following a default in the performance by Obligor of its obligations under the Loan, the related Note and Related Documents. If an Obligor Default shall occur and be continuing or if a Loan shall otherwise become a Defaulted Loan, Servicer shall promptly undertake the collection of such Obligor’s indebtedness in accordance with the Credit and Collection Policy and shall develop, if necessary, after consultation with the Buyer, a strategy for liquidating the Collateral with respect to such Loan; provided, however, that the Servicer may modify the terms of a Defaulted Loan with the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Servicer shall commence liquidation of the Collateral pledged to secure such Obligor’s obligations under its Defaulted Loan within 90 days after the occurrence of such Obligor’s default or upon a Loan becoming a Defaulted Loan, unless (a) Servicer, with the consent of Buyer, has determined to modify the terms of a Defaulted Loan or (b) Buyer directs the Servicer to do otherwise or (c) Servicer receives notice from the Seller of its repurchase of such Loan pursuant to Section 7.01 of this Agreement. Buyer shall promptly notify Servicer of any payment default by an Obligor under a Note of which it obtains knowledge and Servicer shall promptly notify Buyer, Seller and Guarantor of the occurrence of any payment or other Obligor Default or of a Loan becoming a Defaulted Loan. In its efforts to collect the indebtedness evidenced by any Note, Servicer shall in all events proceed in good faith and in a commercially reasonable manner, and, when seeking to realize on Collateral pledged by any Obligor, shall proceed in such a fashion as to preserve to Buyer its rights to seek collection of a deficiency against such Obligor if the sale of the Collateral is insufficient to pay such Obligor’s obligations in full, unless (i) Buyer has consented to proceeding in a manner that does not result in preserving the right to collect a deficiency or (ii) such right is of minor practical value.

Notwithstanding any other provision in this Agreement to the contrary, Buyer shall have the right, at its sole discretion, to assume the servicing obligations of the Servicer hereunder in connection with the liquidation of a Defaulted Loan and related Property and Servicer shall cooperate with Buyer in effecting such transfer of obligations and liquidation of Collateral. If Buyer assumes the servicing obligations with respect to the liquidation of a Defaulted Loan, Buyer shall proceed as a prudent and experienced servicer would under the circumstances and shall be entitled to reimbursement for its reasonable fees and expenses in performing such obligations in accordance with Section 5.08 hereof, and Servicer shall have no further responsibilities hereunder with respect to the servicing of such Loan.

SECTION 5.06 Servicer Reports; Annual Audit. (a) On the second Business Day preceding each Payment Date, Servicer shall deliver to Buyer a Monthly Report relating to the Loans and the preceding Due Period. The Servicer shall include in the Monthly Report (i) a statement as to any event occurring during the preceding Due Period of which Servicer has actual knowledge which materially impairs or might reasonably be expected to materially impair any Obligor’s ability to repay the Debt relating to any Loan and evidenced by a Note or to perform its obligations under any Related Document or which has or might reasonably be expected to substantially reduce the value of the Collateral or to impair the Buyer’s lien thereon. Together with the Monthly Report delivered in each of April, July, October and January, each Servicer shall deliver to Buyer a certification to the effect that a review of the activities of such Servicer during the immediately preceding calendar quarter and of its performance under this Agreement during such period has been made under the supervision of the officers executing such certificate with a view to determining whether during such period the Servicer had performed and observed all of its obligations under this Agreement, and either (A) stating that based on such review no Servicer Default under this Agreement has occurred, or (B) if a Servicer Default has occurred, specifying such Servicer Default and the nature and status thereof. In addition to the foregoing, from time to time upon request of Buyer, the Servicer will deliver to Buyer such other statements, lists, reports and other information as the Buyer may reasonably request, and, to the extent any such information must be obtained by Servicer from a third party, as the Servicer may reasonably be expected to obtain.

(b) The Servicer shall promptly notify the Buyer if any of the following events occurs: (i) a Defaulted Loan becomes or is deemed to be a Liquidated Loan and the amount of Liquidation Loss thereon, (ii) the Seller fails to pay any Repurchase Amount when due, or (iii) the Guarantor fails to pay on the Guaranty when due.

(c) Buyer shall have the right during Servicer’s regular business hours and upon reasonable prior notice to Servicer to conduct an audit (not more frequently than once in any twelve-month period unless a Servicer Default then exists) of the Loans, Related Documents and all other documents and files relating thereto. Servicer agrees to reimburse Buyer for the cost of such audit up to $5,000 per audit plus all reasonable out-of-pocket expenses actually incurred by or on behalf of Buyer in connection with each such audit.

SECTION 5.07 Loan and Other Payments. (a) Unless otherwise notified by Buyer, Servicer shall receive directly all payments with respect to the Loans, and such payments, which shall be held by Servicer, as agent for the Buyer, shall include:

(i) all Scheduled Payments and Payaheads received from the Obligors;

(ii) all Principal Prepayments;

(iii) all Insurance Proceeds and all Liquidation Proceeds; and

(iv) all payments made by the Seller or the Servicer under this Agreement or the Guarantor under the Guaranty Agreement to be paid to Servicer, including Guaranty Payments and Repurchase Amounts.

(b) The Servicer shall establish and maintain an account in a bank acceptable to the Buyer for the purpose of holding all payments received with respect to the Loans and of remitting the amounts described in Section 5.08 (the “Servicing Account”). The Servicing Account shall be maintained in the name of GCC, as Servicer, for the benefit of the Buyer and shall be subject to a first priority perfected security interest in favor of Buyer. Monies received with respect to the Loans shall be deposited into the Servicing Account on a daily basis within 24 hours of receipt thereof. The parties hereby acknowledge that the Servicer shall have no obligation to restrict amounts on deposit therein to amounts constituting Property, but may deposit amounts and proceeds in respect of loans and other property not constituting Loans; provided, however, that such right of the Servicer shall be subject to the continued existence and maintenance of a first priority perfected security interest of Buyer in and to such Servicing Account. If (i) Buyer at any time ceases to have a first priority perfected security interest in and to the Servicing Account, or (ii) upon the occurrence of a Servicer Default, the Buyer may deliver notice to the Servicer to establish a Separate Account as the Servicing Account, and upon receipt of such notice the Servicer shall establish such a Separate Account, for the purpose of holding all payments, as described in Section 5.07(a) or otherwise received in respect of the Loans and related Property, segregated and separate from all of the Servicer’s other accounts and other funds (such account, a “Separate Account”). The Servicer may also, at any time, establish a Separate Account to serve as the Servicing Account. If the Servicing Account is a Separate Account, in the event there shall have been deposited in the Servicing Account any amount not required to be deposited therein and so identified to the Buyer, including (i) any payments received from any source other than payments made in respect of the Loans, the related Notes, Related Documents and related Collateral, (ii) payments with respect to the Loans, related Notes, Related Documents and related Collateral due before the applicable Incremental Purchase Date, and (iii) payments received in respect of the Loans following the repurchase thereof by Seller pursuant to this Agreement, such amounts shall be withdrawn from the Servicing Account and paid to the Seller. Monies in the Servicing Account may be invested in any combination of investment-grade securities, money market funds, bank deposits and certificates of deposits, in each case that are scheduled to mature no later than the Business Day on which such amounts are required to be paid to Buyer, and any net income from such investments may be retained by the Servicer as an additional servicing fee.

(c) [Intentionally Omitted.]

(d) Upon the occurrence of a Servicer Default, Buyer may forward the Transfer Letter to the bank holding the Servicing Account and obtain control of the Servicing Account. The Buyer, upon obtaining control of the Servicing Account, may, in its sole discretion, either (i) maintain the Servicing Account, or (ii) if such Servicing Account is not a Separate Account, establish a Separate Account and transfer all amounts in the Servicing Account received with respect, or otherwise related to, the Loans and related Property. Notwithstanding any action it takes under this Section 5.07(d), the Buyer shall have no liability to any Person, including, without limitation, GCC (in any capacity), entitled to or having any ownership or security interest in or to the Servicing Account or any amounts or funds on deposit therein, and the Buyer shall have no responsibility with respect to such other amounts and funds in the Servicing Account except, after its distribution on each Payment Date of the amounts as set forth in Section 5.08, to remit to GCC any amounts or funds then on deposit in such account that GCC can identify (to the Buyer’s sole satisfaction) as not constituting payments in respect of Loans or any Property, and not otherwise constituting Property, or proceeds of Loans or Collateral. The Servicer shall cooperate fully with the Buyer in respect of its control of the Servicing Account, and in respect of its establishment and control of a Separate Account as the Servicing Account.

SECTION 5.08 Computation and Payment of Periodic Payments, Servicing Fees and Guaranty Fees; Servicer’s Expenses.

(a) On each Determination Date and with respect to the related Payment Date, Servicer shall determine (i) the Periodic Payment (including the Monthly Interest Amount) to be paid to Buyer, (ii) the Servicing Fee to be paid to Servicer, and (iii) the Guaranty Fee to be paid to Guarantor, and shall notify the Servicer in writing of such amounts. Buyer shall have the right at any time to object to or question the Periodic Payment, the Servicing Fee and the Guaranty Fee as determined by Servicer. Servicer agrees to cooperate fully with Buyer to resolve promptly any such objection or question and, if any such resolution involves the payment of additional amounts to Buyer, to pay promptly such amounts.

(b) No later than 12:00 noon, Washington, D.C. time on each Payment Date, the Servicer shall remit to the Buyer the Periodic Payment by payment in immediately available funds to PNC BANK, in Philadelphia, Pennsylvania, ABA# 031000053, Account Number 8501299449, Account Name: NCB Mortgage Corp. Clearing, Ref: GCC Loan Purchase Program.

(c) Unless and until a Servicer Default or Guarantor Default shall have occurred, on each Payment Date, the Servicer shall also remit as directed by Buyer pursuant to (a) above, (i) to Servicer the Servicing Fee and (ii) to Guarantor, the Guaranty Fee. The monthly “Servicing Fee” shall be an amount equal to the sum of, for each Loan, the product of (i) 0.50%, times (ii) the outstanding Principal Balance of such Loan as of the first day of the related Due Period (or, in the case of a Loan purchased during such Due Period, as of the Incremental Purchase Date of such Loan), times (iii) a fraction, the denominator of which is 360 and the numerator of which is the actual number of days in the related Due Period (the “Servicing Fee”). The Guaranty and Servicing Fees shall be calculated in a manner consistent with the interest accrual method applicable to each individual Loan. Notwithstanding the foregoing, upon the occurrence of a Servicer Default, Servicer shall no longer be entitled to the Servicing Fee and upon the occurrence of a Guarantor Default, the Guarantor shall no longer be entitled to the Guaranty Fee, and in each such event, Buyer shall be entitled to retain the Servicing Fee or Guaranty Fee, as the case may be.

(d) Servicer shall determine the Periodic Payment for each Payment Date using the following methodology.

(1) As used herein and in the Guaranty Agreement, “Periodic Payment” means for any Payment Date the sum of, for each Loan, (a) the principal portion (including any balloon payment) of the Scheduled Payment actually received during the related Due Period; (b) any Principal Prepayment, Payahead, and the principal portion of Insurance Proceeds and Net Liquidation Proceeds, to the extent any of the foregoing are actually received during the related Due Period; (c) the principal portion of any Guaranty Payment or Repurchase Proceeds with respect to the related Due Period and (d) the Monthly Interest Amount for the related Interest Accrual Period.

(2) As used herein and in the Guaranty Agreement, “Monthly Interest Amount” on any Payment Date shall mean an amount equal to the sum of, for each Loan, the product of (i) the outstanding Principal Balance of such Loan as of the first day of the related Due Period (or, in the case of a Loan purchased during such Due Period, as of the Incremental Purchase Date of such Loan), times (ii) the Applicable Rate times (iii) a fraction, the denominator of which is 360, and the numerator of which is the actual number of days in the related Interest Accrual Period.

SECTION 5.09 Applicable Rate. As used in this Agreement and in the Guaranty Agreement, the “Applicable Rate” for each Loan shall be determined as follows. For each Interest Accrual Period, the Applicable Rate for each Loan shall mean an interest rate per annum equal to the sum of (a) the Margin and (b) LIBOR in effect on the applicable LIBOR Determination Date. The Applicable Rate for each Loan shall be established as of each LIBOR Determination Date and shall be applicable for each of the Interest Accrual Periods within the next succeeding LIBOR Period without regard to changes thereafter occurring during such LIBOR Period in the principal amounts outstanding under the Notes, in the Principal Balance of Loans purchased, or in LIBOR.

SECTION 5.10 Concerning Insurance on Collateral.

(a) The Servicer shall cause to be maintained, with respect to the Collateral, one or more insurance policies (which may be, collectively, the individual policies of insurance required to be maintained by each Obligor, together with one or more blanket fire and extended coverage insurance policies covering the Collateral and other equipment of the Servicer similar to the Collateral) which provide at least the same coverage as a fire and extended coverage insurance policy and naming the Seller or the Buyer or assigns as the loss payee. The Servicer shall take whatever actions are necessary to cause each insurer to recognize the Buyer or such other Person to whom an interest in the Loans has been sold or assigned as assignee under the related insurance policy. Each such insurance policy shall be maintained in an amount which is at least equal to the lesser of (i) the Principal Balance as of the applicable Incremental Purchase Date of the related Loan and (ii) the maximum insurable value, subject, in either case, to customary deductions. If amounts are received by the Servicer under any such insurance policies with respect to the Collateral, the Servicer shall promptly deposit such amounts into the Servicing Account.

(b) If an insurer under an insurance policy shall deny coverage (in any such case prior to termination of such policy as a result of the payment by such insurer of an aggregate amount equal to its maximum liability under such insurance policy), or shall refuse to honor a claim under any such insurance policy with respect to the Collateral on a Loan which becomes a Defaulted Loan for reasons relating to such claim, and, if adjudicated, if such denial or refusal is determined by a court of competent jurisdiction to have resulted from the Servicer’s failure to comply with the requirements of such insurance policy, then the amount of any resulting unpaid claim shall be deemed to be collected as a recovery on the Loan with respect to which such denial or refusal arose, on or before the last day of the Due Period during which such denial or refusal occurs, and Servicer shall be obligated to deposit such “deemed Collection” into the Servicing Account.

(c) On the Incremental Purchase Date with respect to each Loan, the insurance policies with respect to the Collateral for such Loan are required to be provided by insurance companies rated at least “B-” by Best & Co. If (i) the Buyer or the Servicer shall determine that an insurer’s rating has dropped below “B-” or that the financial condition of any insurer might jeopardize recoveries under such an insurance policy or (ii) any such insurance policy is cancelled or terminated for any reason other than the exhaustion of total coverage issued by an insurance company with the requisite rating and financial soundness, then, in each such case, the Servicer shall use its best efforts to obtain from another insurer a replacement policy for each such insurance policy, which replacement policy shall be issued by an insurance company with the requisite rating and financial soundness and shall be substantially similar to the insurance policy being replaced with coverage equal to the then existing coverage of such insurance policy.

(d) The Servicer shall promptly notify the Buyer of the occurrence of any event described in subsection 5.10(b) or (c).

(e) In the Monthly Report, Servicer shall certify that except as to Loans identified therein (together with a status report on effort to obtain insurance thereon), the Collateral related to each Loan is covered under an insurance policy or policies satisfying the requirements set forth in subsection 5.10(a).

SECTION 5.11 Access to Certain Documentation and Certain Information Regarding the Loans. The Servicer will provide to the Buyer and its nominees and agents access to the documentation in its possession regarding the Loans, such access being afforded without charge but only during normal business hours at the offices of the Servicer or its designee or agent, as designated by the Servicer.

SECTION 5.12 Servicer Representations and Warranties. The Servicer hereby represents and warrants, and agrees as of the date of execution of this Agreement as follows:

(a) The Servicer is duly organized and is validly existing and in good standing as a California corporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and the Servicer is duly qualified to do business and is in good standing in each State of the United States where the nature of its business requires it to be so qualified.

(b) The execution, delivery and performance of the Servicer’s obligations under this Agreement, and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Servicer or any of its Subsidiaries in contravention of, any indenture, mortgage, deed of trust, loan agreement or other agreement (other than this Agreement) or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Articles of Incorporation or By-Laws or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the consummation of the other transactions contemplated by this Agreement.

(c) This Agreement has been duly authorized, executed and delivered by the Servicer and this Agreement is the valid and legally binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d) No Servicer Default under Section 8.01, and no event that with notice or lapse of time or both would become a Servicer Default under this Agreement has occurred and is continuing.

SECTION 5.13 Servicer’s Resignation. (a) The Servicer may resign from the duties and obligations hereby imposed with the consent of the Buyer; provided, that if the then-existing Servicing Account is not a Separate Account, the Servicer shall establish a Separate Account as the Servicing Account and transfer all amounts constituting Property to such Separate Account from the then-existing Servicing Account.

(b) The Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder, provided that the Servicer may, subject to the proviso in Section 5.13(a), assign this Agreement in connection with a consolidation, merger, conveyance, transfer or lease made in compliance with Section 6.01(i).

(c) Except as provided in Sections 5.13(a), 8.01 and 10.02, the duties and obligations of the Servicer under this Agreement shall continue until the Termination Date, and shall survive the exercise of any right or remedy under this Agreement by the Seller or Buyer, and notwithstanding the provisions of Sections 5.13(a), 8.01 and 10.02, prior to the Termination Date, the Servicer shall continue to serve as Servicer hereunder until the Buyer accepts the duties of Servicer or a Successor Servicer shall be appointed and assume the duties of Servicer hereunder.

[End of Article V]

ARTICLE VI

SELLER’S AND SERVICER’S COVENANTS

SECTION 6.01 Covenants. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of the Seller under this Agreement and of the Guarantor under the Guaranty Agreement have been performed in full, each of Seller and Servicer agrees to do all of the following unless the Buyer shall otherwise consent in writing:

(a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence (whether in the form of a cooperative or otherwise), rights, and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Seller or Servicer, as the case may be, or the ownership of its properties.

(b) Compliance with Laws. To comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Seller or Servicer, as the case may be, or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

(c) Other Obligations. To pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations which, if unpaid, might become by law a lien upon the assets of Seller or Servicer, as the case may be, except any thereof whose validity or amount is being contested in good faith by the Seller or Servicer, as the case may be, in appropriate proceedings, and except other Debt, taxes and other obligations which, in the aggregate do not exceed $500,000; provided, however, the covenant included in this Section 6.01(c) shall not extend to any obligation of Seller or Servicer, as the case may be, identified in Sections 6.01(k) or 9.01(f).

(d) Visitation; Records; Files. At any reasonable time and from time to time, to permit Buyer and its agents to (i) examine and make copies of Seller’s or Servicer’s records, as the case may be, and books of accounts relating to the Loans, the related Notes and Related Documents, (ii) visit the properties of the Seller or Servicer, as the case may be, and (iii) discuss the affairs, finances and accounts of the Seller or Servicer, as the case may be, as they relate to the transactions contemplated by this Agreement with any of its officers. The Seller or Servicer will keep adequate records and books of accounts in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of the Seller or Servicer, as the case may be, as they relate to the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller and Servicer shall establish and maintain manual or computer records reflecting all receipts or disbursements made or received in respect of the Loans or the related Notes which records will be maintained separate from Seller’s or Servicer’s records, as the case may be, relating to loans or the related notes which are not Loans. All Loan Files maintained by the Seller or Servicer will be clearly marked to indicate that such Loans have been sold to Buyer.

(e) Financial Information. To deliver to Buyer (i) as soon as available and in any event within 120 days of the end of the fiscal year of GCC, a consolidated balance sheet of GCC and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of GCC and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, and accompanied by a report thereon of independent certified public accountants of recognized national standing acceptable to Buyer, which report shall be unqualified as to scope of audit or the status of GCC and its Subsidiaries as a going concern, and shall state that such consolidated financial statements present fairly the financial condition of GCC as at the dates indicated and the results of operations and changes in cash flows for the periods then ended in conformity with GAAP applied on a basis consistent with the previous years (except as otherwise stated therein) together with a certificate of such independent public accountants stating that (1) their audit examination of GCC and its Subsidiaries has included a review of the terms of this Agreement as they relate to accounting matters; (2) in the course of such audit examination, which audit was conducted by such accountants in accordance with generally accepted auditing standards, such accountants have obtained no knowledge that any Default has occurred and is continuing, or, if such Default has occurred and is continuing, indicating the nature thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any Default that would not be disclosed in the course of their audit examination; (ii) within 120 days after the end of Unified’s fiscal year, the Annual Report on Form 10-K for such year filed by Unified and the Annual Shareholders Report for Unified; (iii) within 120 days after the end of GCC’s fiscal year, a certificate signed by the chief financial officer of GCC, stating that as of the close of such fiscal year, no Termination Event or Servicer Default has occurred and is continuing; (iv) as soon as available and in any event within 45 days after the end of each quarter, a consolidated balance sheet of GCC and its Subsidiaries as of the end of such quarter, and the related consolidated and consolidating statement of income of GCC and its Subsidiaries for such quarter and the portion of the fiscal year through such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form (A) the figures for the corresponding period in the preceding fiscal year and (B) the projected figures for the corresponding period contained in the forecast for the current fiscal year delivered to Buyer hereunder, together with a certificate of the chief financial officer of GCC stating that such financial statements fairly present the financial position of GCC and its Subsidiaries as at such date and the results of operations of GCC and its Subsidiaries for the period ended on such date, and have been prepared in accordance with GAAP (except for the absence of footnote disclosure) consistently applied, subject to changes for normal, year-end adjustments; (v) within 65 days after the end of Unified’s fiscal quarter, the Quarterly Report on Form 10-Q for such quarter filed by Unified; (vi) within 60 days after the end of each fiscal quarter of GCC, a certificate signed by GCC’s chief financial officer, to the effect that as of the end of such fiscal quarter, GCC, as Seller and Servicer hereunder and as Guarantor under the Guaranty Agreement, has remained in compliance with its obligations hereunder and under the Guaranty Agreement; (vii) prompt notice of any material borrowings or material adverse changes in GCC’s financial condition; and (viii) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of GCC.

(f) Notification. (1) Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting the Seller or Servicer, as the case may be, instituted before any court, arbitrator or Governmental Authority or, to the Seller’s or Servicer’s knowledge, as the case may be, threatened to be instituted, which, after taking into account the likelihood of success, might reasonably result in a judgment or order against the Seller or Servicer, as the case may be (in excess of insurance coverage and when combined with all other pending or threatened claims), of more than $750,000; (ii) (A) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, other than events for which the PBGC has waived the notice requirements in its regulations, (B) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (C) its intention to terminate or withdraw from any Plan, and (D) the occurrence of any event with respect to any Plan which would result in the incurrence by the Seller or any member of its Controlled Group of any material liability, fine or penalty, or any material increase in the contingent liability of the Seller or any member of its Controlled Group with respect to any post retirement Welfare Plan benefit; (iii) any representation or warranty set forth in Section 4.01 or 4.02 (with respect to Seller and Loans) and Section 5.12 (with respect to Servicer) which proves to have been incorrect in any material respect when made; (iv) Seller’s or Servicer’s material breach of its obligations under this Agreement; (v) any Obligor Default; (vi) any Loan that has become a Defaulted Loan; (vii) any circumstance or event of which Seller or Servicer has actual knowledge which materially impairs or might reasonably be expected to impair an Obligor’s ability to repay or perform its obligations under, the related Loan (including, without limitation, (A) Obligor’s ceasing to be a Unified Patron in good standing, becoming 30 days or more past due on its open account with Unified, or being required to pay cash on delivery for negative credit reasons or (B) default by Obligor or any Affiliate on a “recourse” obligation to GCC); (viii) the occurrence of any Servicer Default or Termination Event or other event which, with notice or lapse of time or both, would constitute a Servicer Default or Termination Event; and (ix) the occurrence of any circumstance or event which leads such Seller or Servicer to believe that an Expansion Loan (or the related Obligor) is not likely to meet the Expansion Loan Projections and, in any event, the occurrence from time to time of such Seller’s obligation to repurchase any Expansion Loan pursuant to Section 7.03.

(2) Credit Agreement Information. To the extent not otherwise required to be delivered hereunder, at the same time as delivered (or given) under the Credit Agreement, to deliver to Buyer copies of all written material, notices, certificates and other information and data delivered (or given) under Section 8.5 of the Credit Agreement including, without limitation, all financial statements, certifications, compliance certificates, borrowing base certificates, reports and filings made with the Securities and Exchange Commission or other Governmental Authorities, projections, management letters, and certificates delivered pursuant thereto.

(g) Additional Payments; Additional Acts. From time to time, to (i) pay or reimburse the Buyer on request for all taxes imposed on this Agreement or the sale of any Loans hereunder (other than taxes based on Buyer’s net income, items of tax preference, or gross receipts); and (ii) obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable the Seller or Servicer, as the case may be, to comply with its obligations under this Agreement.

(h) Liens. Not to create, assume or suffer to exist any lien, security interest or other encumbrance except (A) liens on the Seller’s or Servicer’s properties, as the case may be, securing mortgage indebtedness relating to such properties, and any extensions, refinancing or renewals thereof in an amount not exceeding the amount of such indebtedness prior to such extension, refinancing or renewal; (B) capital lease obligations; (C) liens to secure indebtedness for the deferred price of property acquired after the date hereof, but only if such liens are limited to such property and its proceeds; (D) liens imposed by law (such as mechanic’s liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceeding upon stay of execution of the enforcement thereof; (E) deposits or pledges under workmen’s compensation, unemployment insurance, social security or similar laws or made to secure the performance of bids, tenders, contracts (except for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business; (F) liens arising under the Portfolio Credit Facility; or (G) liens that are otherwise permitted under this Agreement.

(i) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets as constitutes a substantial portion thereof (excepting (i) sales of goods in the ordinary course of business, (ii) sales of assets made with notice to and the consent of the Buyer (provided, that the Buyer’s consent shall not be required if such sale does not result in GCC’s Tangible Net Worth (as defined in the Operating Agreement) becoming less than $15,000,000 and (iii) sales of the Loans to the Buyer or any Third Party Buyer (as such term is defined in the Portfolio Credit Facility), or their assignees or successors in interest; provided, however, so long as no Servicer Default or Termination Event or event which with the passage of time or the giving of notice or both would constitute a Servicer Default or Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Seller or Servicer, as the case may be, may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A) (1) the Seller or Servicer, as the case may be, shall be the surviving or continuing corporation or (2), if the Seller or Servicer, as the case may be, shall not be the surviving or continuing corporation or shall sell all or substantially all of its assets to a Person such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof, shall assume in writing all obligations of the Seller or Servicer, as the case may be, under this Agreement, shall be eligible to borrow from NCB pursuant to the provisions of the Bank Act and shall have a Consolidated Tangible Net Worth not less than the Seller or Servicer, as the case may be, prior to the merger or consolidation, and (B) at the time of such consolidation, merger or sale and after giving effect thereto no Servicer Default or Termination Event shall have occurred and be continuing.

(j) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Seller’s or Servicer’s Affiliates, as the case may be, on terms that are less favorable to Seller or Servicer, as the case may be, than those which might be obtained at the time from Persons who are not Affiliates, provided, however, that nothing in this subsection shall prohibit the Operating Agreement or any loans made by Seller or Servicer to wholly owned, direct or indirect, subsidiaries of Unified in the ordinary course of its business.

(k) ERISA Compliance. To cause each member of the Controlled Group to promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed may reasonably be expected to result in the imposition of a Lien against any of its Property.

(l) No Name Change, Etc. To not change its name, identity or corporate structure in any manner which could make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-506 of any applicable enactment of the Uniform Commercial Code without giving Buyer at last 60 days prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

(m) Relocation of Offices. To give Buyer at least 60 days prior written notice of any relocation of its chief executive offices or the offices where records concerning the Loans and related Property are kept.

(n) Limitation on Transfers, Etc. To not transfer or attempt to transfer in any manner whatsoever to any Person other than the Buyer pursuant to the terms of this Agreement, and, except in favor of the Buyer hereunder, to not create, cause to be created or permit any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever in respect of the Loans and related Property, except to the extent permitted in this Agreement.

(o) No Changes. To make no change in the Credit and Collection Policy, which change would impair the collectibility of any material amount of the Loans, and to make no material change in the Credit and Collection Policy or in its current payment terms with respect to Loans without prior written consent of the Buyer (which consent shall not be unreasonably withheld).

(p) Security Interest. To defend Buyer’s security interest in and to the Collateral related to any Loan against all claims and demands of all Persons at any time claiming the same or any interest therein (i) adverse to that of Obligors or Buyer or (ii) prior to that of Buyer, except, in each case, to the extent such Person’s claims and demands arise out of security interests in the Collateral permitted under this Agreement. Seller and Servicer further agree to take all actions to transfer to Buyer, at Buyer’s request, a security interest in all or any specified portion of that Collateral securing any Loan which was not transferred to Buyer on the applicable Incremental Purchase Date (transferring to the Buyer the same interest as the Seller had and disclosed to the Buyer on the applicable Incremental Purchase Date) and to provide evidence reasonably satisfactory to Buyer that all actions as are necessary or appropriate to perfect Buyer’s security interest in such Collateral have been taken.

(q) Bank Act Eligibility. To use its best efforts to remain “eligible” to borrow from NCB pursuant to the provisions of the Bank Act.

(r) Operating and Investment Agreements. To use its best efforts to maintain the Operating Agreement and the Investment Agreement in full force and effect.

(s) Concentration Limit. To not permit the aggregate Principal Balance of all Loans to an Obligor Group to exceed $4,000,000 at any time, unless Seller discloses such excess in writing to Buyer at or prior to the time any such Loan is purchased by Buyer, provided, that nothing herein shall obligate Buyer to purchase any such Loan.

[End of Article VI]

ARTICLE VII

SELLER OBLIGATIONS AND REPURCHASE OPTIONS

SECTION 7.01 Repurchase of Loans. In addition to the repurchase rights and obligations contained in Sections 2.02(d), 4.04(b), 7.02, 7.03, 7.04 and 9.02 of this Agreement, Buyer has the option to cause Seller to repurchase any Loan sold by Seller to Buyer if (i) the payments with respect to such Loan are past due at least 90 days, or (ii) an Obligor Default has occurred with respect to such Loan and has at the time of Buyer’s exercise of such right been continuing for at least 60 days, or (iii) such Loan is a Restructured Loan that results in or with respect to which there are Modification Losses. Such Loan shall be repurchased by Seller from Buyer by the last day of the Due Period during which Seller receives notice of Buyer’s election to cause the Loan to be repurchased. Any repurchase pursuant to this Section 7.01 shall be accomplished on the same terms as set forth in the third and fourth sentences of Section 2.02(d) and at the Repurchase Amount.

SECTION 7.02 Minimal Balances. On any Payment Date, Seller may elect to repurchase all of the Loans then owned by the Buyer for an amount equal to the aggregate Principal Balance of the Loans, if as of such Payment Date the aggregate Principal Balance of all such Loans is less than 10% of the aggregate total of all of the Principal Balances of each of the Loans, as calculated, in each case, on the Effectiveness Date or on the Incremental Purchase Date applicable to such Loan, as the case may be. If Seller elects to repurchase all of the Loans pursuant to this Section 7.02, Seller shall provide Buyer and Servicer with 30 days prior written notice. The Repurchase Amount shall be paid by Seller to Servicer in immediately available funds prior to 12:00 noon, Washington, D.C. time, on the designated Payment Date. Immediately upon the payment of the required Repurchase Amount, (i) all right, title and interest in the Loans being repurchased shall pass to Seller and such Loans shall cease to be “Loans” for all purposes of this Agreement, and (ii) Buyer shall release or cause to be released to the Seller the related Loan Files and shall execute and deliver or cause to be executed and delivered such instruments of transfer or assignment of such Loans and the security interests in the related Property as Seller shall reasonably request. Any resale of a Loan and related Property pursuant to the terms of this Section 7.02 shall constitute the simultaneous resale by Buyer and repurchase by Seller of all Loans and related Property. Any resale of a Loan and related Property pursuant to this Section 7.02 shall be without recourse or warranty of any kind except that Buyer shall be deemed to have warranted that such Loans and related Property are free and clear of all liens or claims resulting from or arising out of its acts or omissions (other than acts of Buyer resulting from Seller’s or Servicer’s failure to perform as required by this Agreement) or claims of Buyer’ s creditors.

SECTION 7.03 Repurchase of Expansion Loans. In addition to the repurchase rights and obligations contained in Sections 2.02(d), 4.04(b), 7.01, 7.02, 7.04 and 9.02 of this Agreement, Buyer has the option to cause the Seller to repurchase any Expansion Loan sold by Seller to Buyer if, on the Expansion Loan Repurchase Date for such Expansion Loan (i) the Cash Flow Ratio for the related Obligor is less than 1.1:1, (ii) the Collateral Coverage Ratio for such Expansion Loan is less than 1:1 or (iii) the related Obligor does not have a positive net worth. Such Expansion Loan shall be repurchased by the Seller from Buyer by the last day of the Due Period in which Seller receives notice of Buyer’s election to cause the Loan to be repurchased. Any repurchase pursuant to this Section 7.03 shall be accomplished on the same terms as set forth in the third and fourth sentences of Section 2.02(d) and at the Repurchase Amount therefor.

SECTION 7.04 Repurchase of Loans on the Seventh Anniversary of the Commitment Termination Date. In addition to the repurchase rights and obligations contained in Sections 2.02(d), 4.04(b), 7.01, 7.02, 7.03 and 9.02, Buyer has the option to cause Seller to repurchase each Loan sold by Seller to Buyer if such Loan has not been paid in full by the seventh anniversary of the Commitment Termination Date (or, if earlier, the seventh anniversary of the date on which the parties hereto agree to terminate this Agreement, provided that at such time of termination no Termination Event (or circumstance or event which with notice and/or the passage of time would become a Termination Event) has then occurred). Any repurchase pursuant to this Section 7.04 shall be accomplished on the same terms as set forth in the third and fourth sentences of Section 2.02(d) and at the aggregate Repurchase Amount for such Loans.

[End of Article VII]

ARTICLE VIII

SERVICER DEFAULT

SECTION 8.01 Servicer Defaults. Any of the following acts or occurrences shall constitute “Servicer Defaults” under this Agreement.

(a) Payment Default. Any failure by the Servicer to make any required payment, transfer, withdrawal or deposit or to give instructions or notice to the Buyer or by Seller to make any required payment, transfer, withdrawal or deposit on or before the date occurring three (3) Business Days after the date such payment, transfer, deposit or withdrawal or such notice or instruction is required to be made or given, as the case may be, under the terms of this Agreement;

(b) Performance Default. Failure on the part of the Servicer or Seller to observe or perform in any material respect any of the other covenants or agreements, including the providing of accurate and timely reports as required in Article V hereof and elsewhere in this Agreement and the establishment of a Separate Account when required by the terms hereof, to be performed under this Agreement which failure continues unremedied for a period of 30 days after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Buyer;

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for (A) relief by a court having jurisdiction in respect of the Servicer or any of its Subsidiaries in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, (B) the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or any of its Subsidiaries or of any substantial part of the property of the Servicer or any of its Subsidiaries, or (C) the winding up or liquidation of the affairs of the Servicer or any of its Subsidiaries, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(d) Voluntary Bankruptcy, Etc. The commencement by the Servicer or any of its Subsidiaries of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Servicer or any of its Subsidiaries, as the case may be, to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or any of its Subsidiaries or of any substantial part of the property of the Servicer or any of its Subsidiaries or the making by the Servicer or any of its Subsidiaries of an assignment for the benefit of creditors or the failure by the Servicer or any of its Subsidiaries, as the case may be, generally to pay its debts as such debts become due or the taking of corporate action by the Servicer or any of its Subsidiaries, as the case may be, in furtherance of any of the foregoing; or

(e) Insolvency, Etc. Servicer or any of its Subsidiaries shall (i) make a general assignment for the benefit of its creditors, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Servicer or any of its Subsidiaries, (iii) admit its insolvency or inability to pay its debts generally as they become due, (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) towards the dissolution or liquidation of Servicer or any of its Subsidiaries.

In the event of any such Servicer Default, so long as the Servicer Default shall not have been remedied, the Buyer may, by notice given to the Servicer, terminate all of the rights and powers of the Servicer under this Agreement, including without limitation all rights of the Servicer to receive the Servicing Fee. In addition, upon the occurrence of a Servicer Default specified in (c), (d) or (e) of this Section 8.01, subject to the provisions of Section 10.13, this Agreement shall automatically and immediately terminate. Upon the giving of such notice, all rights and powers of the Servicer under this Agreement shall vest in the Buyer, and the Buyer is hereby authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to Obligors deemed necessary or advisable by the Buyer), and to do or accomplish all other acts or things necessary or appropriate to effect such vesting, and the Servicer agrees to cooperate with the Buyer in effecting the termination of the Servicer’s rights and responsibilities hereunder and shall promptly provide to the successor servicer appointed under Section 8.02 (the “Successor Servicer”) all documents and records (electronic and otherwise) reasonably requested to enable it to assume the servicing functions hereunder.

SECTION 8.02 Buyer to Act; Appointment of Successor.

(a) From and after the time the Servicer receives a notice of termination pursuant to Section 8.01 or in the event of a resignation of the Servicer pursuant to Section 5.13, the Buyer shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, provided, however, that notwithstanding the foregoing the Buyer shall have no obligation whatsoever in respect of any liability incurred by the Servicer at or prior to the time of receipt by the Servicer of said notice. As compensation therefor the Buyer shall be entitled to receive any and all funds, including the Servicing Fee, which the Servicer would have been entitled to receive if the Servicer had continued to act hereunder. However, if the Buyer is unable or unwilling to act as successor to the Servicer hereunder, the Buyer may appoint any Person with a net worth of at least $10,000,000 and whose regular business includes the servicing of loans similar to the Loans as Successor Servicer. In connection with such appointment and assumption, the Buyer may make such arrangements for the compensation of such Successor Servicer from payments on the Loans and related Property as the Buyer and such Successor Servicer shall agree; provided, that no such compensation shall be in excess of that permitted the Servicer hereunder or such amount as is commercially reasonable at the time in question. The Buyer and such Successor Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b) Either the Buyer, as successor to the Servicer in its capacity as Servicer hereunder, or any Successor Servicer may establish a Separate Account to serve as the Servicing Account, and neither the Buyer nor any such Successor Servicer shall have any liability to any Person other than the Buyer with respect to any ownership or security interest in or to any amounts or funds on deposit in such successor Servicing Account which is not a Separate Account that are not and are not deemed to be Property or payments received or amount otherwise held in respect of a Loan or any Property.

SECTION 8.03 Effects of Servicing Transfer.

(a) Upon any termination of the rights and powers of the Servicer pursuant to either Section 5.13 or Section 8.01 and the Buyer’s succeeding to the rights and obligations of the Servicer hereunder, the Buyer may unilaterally terminate this Agreement.

(b) Upon any termination of the rights and powers of the Servicer pursuant to either Section 5.13 or Section 8.01 and the vesting in either the Buyer or a Successor Servicer of the rights and obligations of the Servicer as described in Section 8.01 and 8.02, the Servicer shall have no additional obligations or liabilities for acts or omissions of the Successor Servicer or otherwise relating to its performance of its obligations under this Agreement after the date of such termination.

(c) Upon the occurrence and continuation of a Servicer Default, the Servicer shall remit any unearned portion of the Servicing Fee to the Buyer. Further, upon the occurrence and continuation of any Servicer Default (other than a Servicer Default under Section 8.01(b)) or Guarantor Default, the Servicer shall remit any unearned portion of the Guaranty Fee to the Buyer.

[End of Article VIII]

ARTICLE IX

TERMINATION EVENTS

SECTION 9.01 Termination Events. The occurrence of any of the following events shall constitute a “Termination Event” hereunder.

(a) Breach of Covenant. Seller shall fail to perform or observe any covenant, obligation or term of Articles VI or X or of Section 2.02(d) or 4.04 of this Agreement and, except in the case of a breach of Section 6.01(c) or of Section 6.01(f)(iii), (iv) or (v), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Seller by the Buyer; or

(b) Guarantor Defaults. A Guarantor Default shall have occurred and be continuing; or

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for (i) relief by a court having jurisdiction in respect of the Seller, Unified or any Subsidiary thereof in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, (ii) the appointment a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller, Unified or any Subsidiary thereof or of substantial part of the property of the Seller, Unified or any Subsidiary thereof, or (iii) the winding up or liquidation of the affairs of the Seller, Unified or any Subsidiary thereof, and the continuance of any such decree or order remains unstayed and in effect for a period of 60 consecutive days; or

(d) Voluntary Bankruptcy, Etc. The commencement by the Seller, Unified or any Subsidiary thereof of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Seller, Unified or any Subsidiary thereof, as the case may be, to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller, Unified or any Subsidiary thereof or of any substantial part of the property of the Seller, Unified or any Subsidiary thereof or the making by the Seller, Unified or any Subsidiary thereof of an assignment for the benefit of creditors or the failure by the Seller, Unified or any Subsidiary thereof, as the case may be, generally to pay its debts as such debts become due or the taking of corporate action by the Seller, Unified or any Subsidiary thereof, as the case may be, in furtherance of any of the foregoing; or

(e) Insolvency, Etc. Seller, Unified or any Subsidiary thereof shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Seller, Unified or any Subsidiary thereof, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) towards the dissolution or liquidation of Seller, Unified or any Subsidiary thereof; or

(f) ERISA. Seller, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Seller or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Seller or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

(g) Servicer Default. A Servicer Default shall have occurred and be continuing and Buyer, in its sole discretion, shall deem it to be a Termination Event.

(h) Breach of Representation or Warranty. Buyer shall have knowledge of any representation or warranty (including any Existing Loan Representation) which shall have been incorrect when made and shall not have been cured as provided in Section 4.04(a) and Buyer shall determine, in its sole discretion, that its interests hereunder cannot be protected by requiring the Seller, pursuant to Section 4.04(b), to repurchase the Loan or Loans as to which such breach exists.

(i) Operating and Investment Agreement. The Operating Agreement or the Investment Agreement shall cease to be in full force and effect.

(j) Bank Act Eligibility. Seller ceases to be an “eligible borrower” pursuant to the provisions of the Bank Act.

SECTION 9.02 Consequences of Termination Event. Upon the occurrence of any Termination Event specified in (c), (d), or (e) of Section 9.01 or a Termination Event arising out of GCC’s insolvency or involvement in a voluntary or involuntary bankruptcy proceeding, subject to the provisions of Section 10.13, this Agreement shall automatically and immediately terminate. If any Termination Event shall occur and be continuing, then in any such case and at any time thereafter so long as any such Termination Event shall be continuing, the Buyer may, at its option, immediately terminate the Buyer’s commitment to make any Incremental Purchases hereunder. Thereafter, and before exercising any other remedies provided herein or by applicable law, Buyer may, at its option, require Seller to, and Seller shall, repurchase all Loans and related Property for the Repurchase Amount within 10 Business Days after receipt of notice from the Buyer of its election to cause such repurchase of all Loans. In addition, Buyer may pursue all other rights and remedies available herein and by applicable law including, without limitation, its rights to pursue collection from the Seller in an amount equal to the Repurchase Amount.

SECTION 9.03 Remedies of a Secured Party. Following the occurrence of a Termination Event, and in addition to its rights under Section 9.02, the Buyer shall have all remedies provided by law and without limiting the generality of the foregoing shall have the following remedies: (a) the remedies of a secured party under the Uniform Commercial Code; (b) the right to make notification and pursue collection or, at Buyer’s option, to sell or cause Servicer, as agent for the Buyer, to sell all or any part of the Loans and related Property; (c) the right to exercise all of owner’s or secured party’s rights under the Loans and related Property; and (d) to the extent that notice shall be required by law to be given, Seller agrees that a period of 20 days from the time the notice is sent shall be a reasonable period of notification of a sale or other disposition of the Loans and related Property.

[End of Article IX]

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Further Assurances. Each party hereto agrees to execute and deliver to the other party and to perform all such other acts as the other party may reasonably request to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer agrees to endorse without recourse the Note related to any Loan being resold to Seller pursuant to Articles II, IV, VII or IX, and to execute assignments and related Uniform Commercial Code financing statements to evidence the assignment of the Related Documents to Seller.

SECTION 10.02 Indemnities. (a) Seller and Servicer will defend and hereby indemnify Buyer and its successors, assigns, servants and agents (hereinafter “Indemnitees”) against and agree to protect, save and keep harmless and make whole each thereof, from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs (including any net increase in the tax liability of an Indemnitee resulting from its receipt of indemnity payments made under this Section 10.02), expenses and disbursements, including reasonable attorneys’ fees, of whatsoever kind and nature imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of (i) any breach or alleged breach of any covenant, agreement or other obligation by the Seller or Servicer under this Agreement or the Guarantor under the Guaranty Agreement, (ii) any representation or warranty made by the Seller or Servicer under this Agreement or the Guarantor under the Guaranty Agreement which was untrue or alleged by a Person other than Buyer to be untrue when made or delivered, (iii) any environmental claim or liability relating to any real property securing any Loans, or (iv) Buyer’s control of the Servicing Account or establishment of a Separate Account or transfer of any amount to a Separate Account; provided that no Indemnitee shall be entitled to indemnification for any claim or liability arising as a result of such Indemnitee’s gross negligence or willful misfeasance in acting or failing to act under this Agreement. Any indemnity payments required under this Section 10.02 shall be paid within 30 days following notice thereof from the Indemnitee to Seller or Servicer, as the case may be (which notice shall describe in reasonable detail the matter with respect to which indemnification is required and shall set forth the computation used in determining the amount of the indemnity payment). All of the rights and privileges of each Indemnitee under this Section 10.02, and the rights, privileges and obligations of Seller and Servicer hereunder, shall survive the expiration or other termination of this Agreement.

(a) The foregoing indemnities with regard to any particular Indemnitee shall not extend to any liability, obligation, loss, damage, penalty, claim, suit, expense or disbursement that results from the willful misconduct or gross negligence of such Indemnitee.

SECTION 10.03 No Waiver: Remedies Cumulative. No failure by the Seller, Servicer or Buyer to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

SECTION 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 10.05 Consent to Jurisdiction; Waiver of Immunities. The Buyer, Servicer and Seller hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the District of Columbia or the State of California in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

SECTION 10.06 Notices. All notices and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex, telegram, cable or facsimile and shall be sent for next Business Day delivery to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

SECTION 10.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns. Notwithstanding the foregoing, neither the Seller nor the Servicer may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the Buyer, and any such assignment or transfer purported to be made without such consent shall be ineffective. Buyer may at any time sell, assign or transfer the Loans and related Property or participations therein without the consent of the Seller, the Servicer or the Guarantor.

SECTION 10.08 Capital Markets Funding. Seller and Servicer hereby agree to cooperate with Buyer in making such reasonable modifications to this Agreement and the Related Documents, in executing such other documents and certificates, in causing to be prepared and delivered such opinions, certificates, financial reports and letters, and in taking such other actions, including permitting the Rating Agencies, credit enhancers and institutional investors to review records and other information relating to the Loans and to visit, on reasonable notice, the premises of the Seller and the Servicer, as are reasonably necessary to achieve capital markets funding of the Loans and the related Property or to improve the execution of such funding; provided, however, that (a) any expenses of Seller in connection with such modifications shall be reimbursed promptly by the Buyer to the Seller following request therefor, (b) no such modification shall be materially adverse to the interests of Seller and (c) no such modification shall require any change in the accounting treatment of the transaction contemplated by this Agreement under GAAP. In addition, Seller and Servicer agree to use their best efforts to cause Obligors to agree to and execute any changes to the Related Documents.

SECTION 10.09 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

SECTION 10.10 Attorney’s Fees. In the event it is necessary for any party hereto or its Successors or assigns to institute suit in connection with this Agreement or the breach thereof, the prevailing party in such suit shall be entitled to reimbursement for its reasonable costs, expenses and attorney’s fees incurred including fees incurred on any appeal.

SECTION 10.11 Setoff. In addition to any rights now or hereafter granted under applicable law, upon the occurrence of any Termination Event or Servicer Default, Buyer is hereby authorized by Seller and Servicer at any time, without notice to Seller or Servicer, to set off and to appropriate and to apply to the amounts then owed by Seller or Servicer hereunder, or by Guarantor under the Guaranty Agreement, as the case may be, to Buyer, any and all deposits held by Buyer for the account of Seller or Servicer (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time owing by Buyer to Seller or Servicer.

SECTION 10.12 Limitation on Third Party Beneficiaries. No provision, warranty, representation, or agreement herein, whether express or implied, is intended to or shall be construed as conferring upon any Person not a party hereto (including, without limitation, any Obligor) any rights or remedies whatsoever.

SECTION 10.13 Term of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the reduction of the aggregate Principal Balance of the Loans (including Liquidated Loans as to which there remain unpaid Liquidation Losses) to zero, provided such reduction occurs on or after the Commitment Termination Date, and (ii) the date on which this Agreement is automatically terminated following the occurrence of any of the Termination Events specified in Section 9.02; provided, however, that (a) the rights accrued to the Buyer prior to such termination, (b) the obligations of the Guarantor under the Guaranty Agreement, and (c) the indemnification provisions set forth in Section 10.02, shall be continuing and shall survive the termination of this Agreement.

SECTION 10.14 Entire Agreement; Amendment. This Agreement comprises the entire agreement of the parties and may not be amended or modified except by written agreement of the parties hereto. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

SECTION 10.15 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

SECTION 10.16 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.

[End of Article X]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Loan Purchase and Servicing Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

GROCERS CAPITAL COMPANY,
as Seller and Servicer

By:	/s/ CAROLYN FOX
Its: Carolyn Fox, President

Notice Address:

5200 Sheila Street
Commerce, California 90040

NATIONAL CONSUMER COOPERATIVE BANK,
as Buyer

By:	/s/ ROMIE BASRA
Its: Romie Basra, Vice President

Notice Address:

1725 Eye Street, N.W.
Suite 600
Washington, D.C. 20006

ACKNOWLEDGEMENTS:

GROCERS CAPITAL COMPANY, as Guarantor

By:	/s/ CAROLYN FOX
Its: Carolyn Fox, President

Signature Page:

Second Amended and Restated

Loan Purchase and Servicing

Agreement

EXHIBIT A

GROCERS CAPITAL COMPANY

MEMBER FINANCING POLICIES AND PROCEDURES

Approximately 35 years ago, the Unified Western Grocers (“UWG”) Board of Directors voted to begin offering financing services to members as a way to support wholesale and retail expansion and maintain competitiveness. In 1975, Grocers Capital Company (“GCC”) was incorporated as a wholly-owned finance subsidiary to make loans to the members. The objective of GCC financing has been to support member growth with competitive financing through prudent lending that provides a satisfactory return to GCC and the shareholders of Unified. These credit and collection policies govern the underwriting and servicing of loans by GCC.

Effective shortly after the CGC / UG merger, all member financing requests began being processed through GCC. Requests previously reviewed by United Resources are now consolidated with GCC. The following is a description of that process, starting with the types of financing that are currently available.

1. Mission Statement

The mission statement of GCC is as follows:

“To provide financial services in partnership with progressive retailers which support the managed growth of the retailers and Unified and its subsidiaries”

2. Guiding Principles

GCC Management is guided by the following principles:

•	GCC’s primary goal is to serve the capital needs of UWG Members while maintaining a satisfactory return on assets and portfolio credit quality.

•	The importance of the financing request to achieving UWG’s long-term goals, the ability of the borrower to repay the debt (historical cash flow), the quality of the borrower’s balance sheet, and the collateral value of the assets pledged, in that order, are the most important factors in a credit decision.

•	Wherever possible, GCC seeks to reduce credit risk by obtaining additional support through guarantees, real estate, deposits, and other assets.

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3. Scope of Credit Services

a. Desirable Credit

(All of the following require collateral, personal guaranty, and supply agreement)

Inventory Term loans - usually used for existing inventory purchased in conjunction with a new store. Also available for initial inventory required to support a new store grand opening or remodel expansion. Monthly repayment up to 5 years.

Equipment loans – for grocery equipment associated with purchase or remodel of existing store. Monthly repayment up to 7 years.

“Buy / Sell” loans - for the purchase of existing grocery store. Many times used in conjunction with Inventory Term loan. Monthly repayment up to 7 years.

Deposit Fund loans - 100% of initial UWG deposit for new members. Weekly repayment over 5 years.

NOTE: This is the only loan not requiring specific collateral

Loan Guarantee - Member financing request that is determined would be best provided by a 3rd party financing source. GCC guarantee percentage varies with member credit strength as evaluated by 3rd party lender.

Equity Investment - On occasion, GCC may make an equity investment in a Member.

b. Undesirable Credit

The following types of credit facilities are considered undesirable and have been identified as situations with greater than normal risk. When these circumstances are present, the credit request would normally be declined. Exceptions may be approved if, in the judgement of GCC Management, the risks can be controlled.

•	Loans to a business where the loans cannot be repaid within the specified term except by borrowing elsewhere or by liquidating assets.

•	Venture capital loans to a start-up business where the borrowers lack experience in the retail grocery business and the equity participation of the borrowers is limited. These loans may be considered if the borrowers have other sources of repayment acceptable to GCC which are pledged in support of the loans.

•	Loans to parties whose integrity or honesty is questionable.

•	Real estate loans, either construction or takeout.

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•	Credit facilities to holding companies that do not have operating assets.

•	Loans with balloon payments of greater than 40% of the original principal balance and / or amortizations of greater than 10 years.

•	Credit facilities with maturities beyond seven years.

•	Credit extensions to pay delinquent interest.

•	Loans to company owners with the purpose being the buyout of other owners.

•	Working capital loans with the purpose of curing a cash flow deficit.

3. Eligibility

GCC may provide financing to any UWG Member Patron, Affiliate, or Customer. Subsidiaries, affiliates, and principals of the above are also eligible provided that GCC Management judges that the financing is warranted. GCC may request documentation including articles of incorporation, financial statements or tax returns to support the eligibility of any prospective borrower.

4. Single Borrower Concentration Limits

GCC’s single borrower limit (including loans, guarantees, and investments) is 35% of total Shareholder’s Equity as recorded on GCC’s financial statements.

GCC’s concentration limit is set at 25% of total Finance Receivables as recorded on GCC’s financial statements.

Any proposed loans that will cause the borrower to exceed the single borrower or concentration limits should include specific approval of that exception.

5. Credit Approval Authority Levels (based on a member’s cumulative loan balance):

$0 TO $50,000

ANY GCC OFFICER

$50,001 TO $100,000:

ANY TWO GCC OFFICERS

$100,001 TO $3,000,000:

LOAN COMMITTEE-APPROVAL REQUIRES MAJORITY VOTE

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OVER $3,000,000

REVIEW	AND RECOMMENDATION FROM LOAN COMMITTEE
REVIEW	AND RECOMMENDATION FROM UNIFIED FINANCE COMMITTEE
REVIEW	AND APPROVAL FROM BOARD OF DIRECTORS OF UNIFIED

ANY BOARD MEMBER REQUEST/ALL EQUITY INVESTMENTS

REVIEW	AND RECOMMENDATION FROM LOAN COMMITTEE
REVIEW	AND RECOMMENDATION FROM UNIFIED FINANCE COMMITTEE
REVIEW	AND APPROVAL FROM BOARD OF DIRECTORS OF UNIFIED

NOTE: Director requests require approval of UNIFIED Board Credit Committee

SEE ATTACHED PROCEDURES TO FOLLOW AFTER LOAN COMMITTEE DECISION.

6. Modifications to Loan Terms

Regardless of which lending authority has approved a credit extension, GCC Management may make modifications as to amount of credit, rate, and terms as follows:

•	Amount of Credit – Up to 10% increase in the approved amount

•	Interest Rate – Up to 1% of the approved rate

•	Terms – GCC Management may adjust the terms (collateral, covenants, guarantors, etc.) as long as in its best judgement, the changes do not materially affect the intent of the lending authority which approved the credit extension. Changes other than the amount and rate noted above should be documented in written form (NOTE TO FILE) and placed in the loan file. Any significant release of collateral must be approved by the Loan Committee or Board of Directors, as per the required credit approval authority criteria.

7. Credit and Security Standards

The guiding principles of GCC’s Credit and Collection Policy will be followed when underwriting and originating any credit extension. Cash flow and the certainty of future cash flows will be regarded as the primary source of repayment for all credit extensions.

Secondary sources of repayment will be obtained whenever possible through collateral, guarantees and other forms of support to the primary source of repayment. GCC will comply with all laws and regulations pertaining to credit and lending practices.

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a. Loan Purpose

GCC Management will review the credit request to ensure that the request meets the needs of the borrower. The use of the proceeds and the sources of repayment should be clearly identified.

b. Underwriting Criteria

GCC will underwrite all eligible borrowers, subject only to funds availability and approval of credit. The underwriting will include (i) a score using the GCC Loan Matrix scoring system, and (ii) a detailed credit analysis performed by GCC Management, including a Credit Worksheet that incorporates financial and ratio analysis on the borrower.

It is important to note that every effort is made to keep this information confidential between the Loan Committee, Management and the Member.

•	Loan Matrix. The Loan Matrix is an objective scoring system that assigns point values to a borrower based on actual performance in 11 different measurement categories. Based on the total score, a rating of Excellent, Very Good, Good, Fair, and Poor is assigned to the borrower. Those borrowers with a Poor rating may only be underwritten if, in the opinion of management, there are sufficient reasons to overcome the rating assigned. Borrowers with ratings of Fair, Good, Very Good, and Excellent may be underwritten, based upon credit approval by the appropriate lending authority.

•	Credit Analysis. A written credit analysis is normally prepared for exposures over $100,000.00. The written analysis discusses the background, amount, purpose, and collateral for the financing. Included in the analysis will be a financial comparison that provides ratios and other relevant financial information.

The Loan Committee analysis of the request includes (in order of importance):

•	Ability to repay debts - financial statement strength

•	Operational experience

•	Site location(s)

•	Unified payment record

•	Collateral value

•	Minimum guidelines to sell loan to NCB after funding

•	Unified wholesale volume

NOTE: See attached procedures regarding loan process after approval by Loan Committee.

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c. Collateral

Collateral should always be looked at as a secondary source of repayment. GCC will not normally enter into any loan arrangement where liquidation of the collateral is the main source of repayment. The value of the collateral should always be identified in the credit underwriting process. Subsequent to credit approval, the value of the collateral should be supported by appraisals, lien searches and other methods of documentation of value.

d. Real Estate Appraisals

Appraisals should be obtained whenever real property is taken as primary collateral. The only exceptions should be in cases where it is determined by GCC Management that the cost of the appraisal versus the potential equity is not justified or where there is reasonable certainty of the property value (recent purchase, comparable sales data, etc.). The method of appraisal is to be determined by management, based on the exposure and importance of collateral support. In general, a “drive by” appraisal prepared by an appraisal company acceptable to management is all that will be required.

e. Title Policies

Title insurance policies with GCC as beneficiary should be obtained whenever real property is taken as primary collateral. An abbreviated title policy is acceptable in most cases, though management may require a full title. If, in management’s view, acceptable information is available that supports the title claim of the borrower, the title policy requirement may be waived.

f. UCC-1 Lien Searches

UCC-1 lien searches should be conducted on borrowers where store equipment or other business assets are offered as collateral and the loan amount exceeds $100,000.00. Management may waive a search in situations where existing filings on the same borrower are present or when there is sufficient experience with the borrower in management’s opinion to make a search unnecessary.

g. Real Estate Site Surveys

Real estate site surveys performed by a company acceptable to GCC should be obtained whenever financing is to be used for a new or a closed store location. The survey should indicate sales volumes that can be expected from the location so that projections of future cash flows can be determined. If historical sales information or other data acceptable to management can be obtained to support the probable sales volume, then the requirement may be waived.

h. Credit Reports

TRW and Dun & Bradstreet credit reports should be pulled on all borrowers where the total exposure will exceed $100,000.00. The only exception to this would be in cases where GCC has sufficient other credit information available on the borrower or guarantor to make the report unnecessary.

6

8. Interest Rates and Fees

Interest rates and fees charged by GCC will be set in a manner consistent with its guiding principles, and take into account prevailing interest rates, management policies, administrative expenses and relative risk. Interest should be paid no less frequently than once a quarter, unless approved by the Loan Committee.

a. Interest Rates

•	Floating rates. Based on Prime Rate, plus a margin. The Prime Rate used is selected by GCC Management and may be changed from time to time. Adjustment will usually occur on a calendar quarter basis, although other methods may be used when such a change is desirable.

•	Fixed rates. Based on a specific spread above a base rate acceptable to management, may be offered from time to time as market conditions dictate.

b. Fees

Non-refundable commitment fees are due upon acceptance of a commitment. Commitment and other fees generally cover the costs of funding, underwriting and yield enhancement. Other fees may be charged to cover out of pocket costs such as legal expenses, so long as this is disclosed to the borrower in advance. Late payment fees are not currently assessed by GCC, however, these may be charged where such fees have been incorporated into the loan documentation.

9. Loan Loss Reserve Process

a. Evaluation

The company regularly evaluates the collectibility of its outstanding loans. The weekly requirement to pay Unified allows for continuous monitoring of member payments and this information is used in determining loan quality. On a quarterly basis a thorough evaluation of identified loans is performed.

b. Loan loss reserves

As a normal course of business, the Company requires collateral on its loans. In circumstances where a loan becomes delinquent and the Company has insufficient collateral for full recovery of the outstanding balance, a specific loan loss reserve is established. The Company also maintains a general loan loss reserve based on historical experience for expected loan losses.

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c. Charge-offs

Whenever it is reasonably determined by management that the probability of collection of any part of a loan is not likely, a full or partial charge-off against the loan loss reserve shall be made in order to assure that the value of GCC’s assets are accurately stated. A charge-off does not imply a lessening of efforts to collect the loan in full. All charge-offs must be approved by a GCC officer and such approval should be documented in the file. Chargeoffs of $100,000 or less require signature of one GCC officer. Chargeoffs over $100,000 require signature of two GCC officers.

10. Loan Portfolio Maintenance

Under its current policies, GCC only makes specific credit extensions for a fixed period of time; there are no revolving credit arrangements. Therefore, the type of information required to maintain is different from institutions whose exposure varies over time and who may make several advances over a commitment period. Management will review loans to ensure that required financial information is on file and that documentation required to monitor insurance and collateral preservation is in order.

a. Financial Information

GCC will collect the following financial information with respect to each borrower on one or more loans which, either individually or in the aggregate, have a principal balance greater than:

•	$250,000 – annual financial statements within 120 days of each fiscal year of such borrower

•	$500,000 but less than $1,000,000 – in addition to annual statements, semi-annual financial statements within 50 days of the end of the second fiscal quarter of such borrower

•	$1,000,000 – in addition to audited annual financial statements, quarterly financial statements within 50 days of the end of each fiscal quarter.

b. Loan covenant compliance

Loans that require compliance with specific financial ratios will be monitored on an ongoing basis. A list of such loans will be maintained with comments as to the status of each loan’s compliance. GCC Management may choose to remove or add loans for financial compliance based on changes in exposure or in the borrower’s financial condition.

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c. Supply Agreement Compliance

Loans that include a supply agreement with Unified Western Grocers will be monitored on an ongoing basis to determine whether agreed-upon purchase levels are being met. A list of such loans, indicating compliance, will also be maintained.

d. Insurance

All loans secured by store equipment and fixtures require that the borrower maintain insurance in an equal to GCC’s loan balance and that GCC be named as an additional loss payee on the policy. GCC will maintain a list of these loans and copies of current endorsements in order to document compliance with those conditions.

e. Collateral Filings and Appraisals

Loans that have UCC-1 filings to provide notice of GCC’s security interest in specific assets of the borrower will be monitored on an ongoing basis. UCC-1 filings will be renewed for any loans greater than five years in term. Appraisals on real property or other collateral may be ordered at any time if GCC Management feels it is appropriate based on changes in exposure, market conditions, or the financial condition of the borrower.

-END-

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Exhibit B

Grocers Capital Company C8								LIBOR	______
Remittance								BPS	______
For the month of ________________________								TOTAL/ ROUNDED	______
								DAYS/ MTH	30
								DAYS/yr	360

Loan Number	Tax I.D. Number	Customer Name	Beginning Balance	Ending Balance	Principal Billed/Received	Interest	Amount Remitted	LIBOR RATE+BPS	Cmnts

EXHIBIT C

[Form of Security Agreement Note]

GROCERS CAPITAL COMPANY

NOTE: COMBINED PRINCIPAL AND INTEREST IN INSTALLMENTS

VARIABLE INTEREST RATE

(CORPORATION)

LOAN NUMBER	Date:

Commerce, California

For value received,                      (“Borrower”) promises to pay in lawful money of the United States of America, to the order of the GROCERS CAPITAL COMPANY (“GCC”) at its office located at 5200 Sheila Street, Commerce, California 90040, the principal sum of:                                          with interest thereon from                 , 20          (the “Interest Commencement Date”), at the rate of          percentage point(s) over the prime rate charged by the Union Bank of California (the “Prime Rate”) on the unpaid balance of said principal sum until all principal and interest is paid in full. The Prime Rate is, as of the date of execution of this note,              percent per annum and the initial interest rate under this note is              percent per annum, subject to modification as herein defined.

The interest rate shall be adjusted on the 25th day of the third month of the calendar quarter following the Interest Commencement Date and each three (3) months thereafter (each an “Adjustment Date”) according to the Prime Rate announced on the Adjustment Date, and each interest rate adjustment shall be effective on the date of the first installment due after the Adjustment Date.

Borrower shall pay said principal sum and interest in          installments of:                                          beginning on the 30th day following the Interest Commencement Date until the entire balance of principal and interest has been paid.

If, however, a change in interest rate becomes effective, GCC may increase or decrease the monthly installment payable hereunder, so as to maintain amortization at the rate provided hereinabove. It is agreed that each installment, when paid, shall be credited first on interest then due and the remainder on principal, and interest shall thereupon cease upon the principal so credited.

If default be made in the payment when due of any part or installment of principal or interest under this note, then:

(a) the interest rate shall adjust to 3.5 percentage points over the Prime Rate in effect at the time of such default, and

(b) the whole sum of principal then unpaid, together with accrued interest thereon, shall become immediately due and payable at the option of the holder of this note, without notice.

In the event of commencement of suit or any other action to enforce payment of this note, Borrower agrees to pay all attorney’s fees and cost incurred by GCC.

A Security Agreement dated                         , 20        , between Borrower and GCC secures the indebtedness of this note. The maturity of this note may be accelerated as provided in the Security Agreement and                                  (Describe other security agreement).

A loan origination fee of                      is charged in connection with the loan of funds evidenced by this note, and such fee is immediately payable in addition to the principal and interest payable as set forth above.

IN WITNESS WHEREOF, Borrower has caused this note to be executed by its officers thereonto duly authorized by a resolution of its Board of Directors duly adopted by said Board at a meeting thereof duly called, noticed, and held.

“Borrower”

By:
Name:
Title:

Mailing Address:

Store Address:

GROCERS CAPITAL COMPANY

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Security Agreement”) is entered into             , 20     , by and between: GROCERS CAPITAL COMPANY (“Secured Party”), whose mailing address is 5200 Sheila Street, Commerce, CA 90040 and                      (“Debtor”), whose mailing address is                      (the “Mailing Address”). The address of the store being financed is:                              (the “Store Address”).

1. Grant of Security Interest. Debtor grants to Secured Party a security interest in the property described in Paragraph 2 (collectively, the “Collateral”) to secure prompt payment and full performance of this Security Agreement and the obligations described in Paragraph 3 (collectively, the “Obligations”).

2. Collateral. The collateral is all Debtor’s Class A and Class B shares of UNIFIED WESTERN GROCERS, INC. (“Unified”), all Debtor’s deposits with Unified and all Debtor’s accrued patronage or dairy dividends with Unified, and                     , together with all rights, remedies, powers and/or privileges of Debtor with respect to any of the foregoing, including the right to make claims thereunder or with respect thereto, and any and all proceeds and products of any of the foregoing.

The Collateral and all records concerning the Collateral shall be kept at the Mailing Address and/or Store Address as noted above.

No real property secures the Obligation(s) except:             .

3. Obligations. This Security Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full, when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (11 U.S.C. 362(a)) of:

3.1 All debts, obligations and liabilities of every nature and kind whatsoever, of Debtor now or hereafter existing, created, or arising out of, or in connection with, any and all loans, advances, extensions of credit and/or other financial accommodations extended by Secured Party to Debtor and all extensions, amendments, and renewals thereof, including, but not limited to, that certain             , and any and all attorneys’ fees and court costs incurred by Secured Party in enforcing this Security Agreement or collecting payment under it; and

3.2 The Promissory Note dated                     , 20    , executed by              in favor of GCC, in the original principal amount of $            .

4. Representations and Warranties. Debtor represents and warrants and shall be deemed to represent and warrant on the date of each loan or advance secured hereby, that:

4.1 Debtor is the sole owner of the Collateral, and has marketable title thereto, free of all liens, security interests, encumbrances and adverse claims;

4.2 If Debtor is not a natural person, Debtor represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is authorized to do business and is in good standing everywhere its activities make such qualification necessary, has the authority and licenses to own and operate its properties and carry on its business, and to enter into the transactions contemplated by this Security Agreement. If Debtor is a corporation, Debtor warrants that during the term of this Security Agreement there will not be a substantial change in its ownership or control and that Debtor will not, without consent of Secured Party, pay any dividends on any of its shares or purchase or retire any of its shares, or alter its capital structure;

4.3 All financial, profit and loss, ownership and other statements given to Secured Party are accurate;

4.4 Debtor will not, in the operation of its business, incur any debt, or act as guarantor for any debt of others, or lend money without written approval of Secured Party;

4.5 At Secured Party’s request, Debtor will cause existing indebtedness of Debtor to be subordinated to the Obligations; and

4.6 Debtor is a member in good standing of Unified Grocers of California and its subsidiaries.

5. Covenants of Debtor. Until the Obligations are paid in full, Debtor agrees to:

5.1 Maintain in good condition, preserve and protect the Collateral;

5.2 Keep the Collateral free of any liens, encumbrances, security interests, levies, assessments charges, and damages, and not lose, sell or dispose of or transfer or part with possession of any assets of its business, including the Collateral, or any right or interest therein, except inventory of Debtor sold in the ordinary course of Debtor’s business;

5.3 Insure the Collateral with Secured Party named as loss payee, in all respects to the satisfaction of Secured Party. Debtor hereby assigns the policies to Secured Party and agrees to deliver them to Secured Party on request. Secured Party may (i) make any claim under the policies whether or not it is named as a loss payee on the policies, (ii) collect and receive payment of and endorse any instrument in payment of loss or premium return or other refund, and (iii) apply such amounts received, at Secured Party’s discretion, to replacement of the Collateral or payment of the Obligations;

5.4 Notify Secured Party at least thirty (30) days prior to any change in Debtor’s name or addresses;

5.5 Keep separate and complete records of the Collateral and provide Secured Party with access to the Collateral, the records therefor and all of Debtor’s financial records including monthly, quarterly or annual financial statements and federal tax returns, and with such other information as Secured Party may reasonably request;

5.6 Procure, execute and deliver, at Secured Party’s request, any writings and take any action deemed appropriate by Secured Party to effectuate the intent of this Security Agreement and to perfect, maintain or protect Secured Party’s interest in the Collateral and its priority;

5.7 Upon demand of Secured Party, provide additional security for the Obligations or reduce the Obligations, in each case to the satisfaction of Secured Party if in Secured Party’s good faith judgment the Collateral has decreased in value; and

5.8 Maintain membership in good standing with Unified and to purchase from Unified such goods and services as normally offered by Unified in the course of its business with Debtor in an amount equal to the percentage of purchases from Unified to total purchases from all sources of supply as of the date of this Security Agreement.

6. Authorized Action by Secured Party. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (but Secured Party shall not be obligated to and shall not incur any liability to Debtor or any third party for failure so to do) to exercise all rights and powers as Debtor might exercise with respect to the Collateral. Debtor agrees to pay Secured Party on demand any costs and expenses, including attorneys’ fees, it incurs while acting as Debtor’s attorney-in-fact and such costs and expenses are included in the Obligations secured hereby.

6.1 Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any party or any other person in connection with the Obligations or with respect to the Collateral whether or not Secured Party has possession of the Collateral.

6.2 Secured Party may exercise its rights of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured.

7. Default and Remedies.

7.1 Defaults. The occurrence of any of the following events or conditions shall, at the option of Secured Party and without notice to or demand on Debtor, constitute a default hereunder (each, a “Default”):

7.1.1 Failure to pay any of the Obligations as and when due (whether upon demand, acceleration or otherwise);

7.1.2 Any default, breach, violation or non-performance by Debtor of any covenant or warranty in the Supply Agreement between Debtor and Unified occurs;

7.1.3 Any breach, violation or non-performance by Debtor of any covenant or warranty hereunder, under any other agreement with Secured Party or on the part of any other obligor or guarantor of the Obligations under any agreement in respect to the Obligations occurs;

7.1.4 Any representation or statement made or furnished to Secured Party on behalf of Debtor proves to have been false in any material respect when made or furnished; or

7.1.5 The death, dissolution, termination of existence, insolvency, suspension or failure of business of Debtor, or the appointment of a receiver, committee of creditors or liquidating agent for Debtor or any other obligor or guarantor of the Obligations, or for all or any part of the property of Debtor, or the assignment for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency laws, by or against Debtor or any guarantor of or surety for Debtor.

7.2 Remedies. Upon the occurrence of any Default, Secured Party may, at its option, without notice or demand declare all Obligations immediately due and payable, and shall have all rights and remedies of a secured party under Chapter 6 of Division 9 of the California Commercial Code (the “Commercial Code”) and other applicable law, as well as the following rights and remedies, all of which may be exercised with or without notice at Secured Party’s option:

7.2.1 To enter any premises where any Collateral may be located and to take possession of and remove the Collateral;

7.2.2 To notify obligors on the Collateral that the same has been assigned to Secured Party and that payments thereon are to be made to Secured Party;

7.2.3 To take or bring in Secured Party’s name or in the name of Debtor, all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or to realize upon the Collateral;

7.2.4 To settle, compromise or release, on terms acceptable to Secured Party any amounts owing on the Collateral, to extend time of payment, make allowances and adjustments and to issue credits in the name of Secured Party or Debtor;

7.2.5 To sell, lease, or otherwise dispose of all or any part of the Collateral at public or private sale, upon such terms (including credit) and with such warranties or representations as Secured Party deems appropriate;

7.2.6 To enter upon and take possession of Debtor’s premises and all Collateral therein located and to operate the business therein operated by Debtor, and use and dispose of any and all of the Collateral in the operation of such business, until such time as the Collateral is sold or Secured Party determines to retain the Collateral in satisfaction of the Obligations, in which case Secured Party and Debtor’s rights will be determined by Commercial Code Section 9620 or other applicable law;

7.2.7 To remove from any premises where they may be located, any and all documents, instruments, files and records relating to the Collateral; and

7.2.8 To receive, open and dispose of all mail addressed to Debtor and notify postal authorities to change the address for delivery to such address as Secured Party may designate.

7.3 The proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied first to the expenses (including attorneys’ fees) of retaking, holding, sale, liquidation, or collection of the Collateral, and then to the satisfaction of all Obligations, application to any particular Obligation or to principal or interest to be in Secured Party’s sole discretion. Debtor shall pay to Secured Party on demand any deficiency which may remain after such sale, disposition, collection or liquidation of Collateral. Secured Party is entitled to any surplus, to the fullest extent possible under the law, which may remain after any sale, disposition, collection or liquidation of Collateral.

8. Severability. If any provision of this Security Agreement shall be unenforceable, this Security Agreement shall be construed as if the unenforceable provision had never been contained herein.

9. Cumulative Rights. The rights and remedies of Secured Party under this Security Agreement shall be in addition to those provided under any statute or rule of law or other agreement, and may be exercised in any order or at the same time.

10. Waiver. Any forbearance or failure or delay by Secured Party in exercising any right or remedy shall not preclude the further exercise thereof, and no right or remedy of Secured Party may be waived except expressly in writing. Debtor waives any right to require Secured Party to proceed against any person or to exhaust any Collateral or to pursue any remedy prior to pursuing Debtor in respect of the Obligations.

11. Binding Upon Successors. This Security Agreement is binding on and inures to the benefit of the successors and assigns, representatives, executors, administrators and heirs of the parties hereto.

12. References. The singular includes the plural. The term Debtor refers to each of the undersigned debtors and the Collateral and the Obligations include the separate and joint Collateral and Obligations of each of the undersigned. All obligations and agreements hereunder shall be joint and several.

13. Choice of Law. This Security Agreement shall be construed in accordance with and governed by the laws of the State of California, and, where applicable and except as otherwise defined herein, terms used herein shall have the meanings given them in the California Commercial Code. Debtor irrevocably submits to jurisdiction and venue in the County of Los Angeles, State of California in whatever court Secured Party shall choose in connection with any legal action or proceeding arising out of or relating to this Security Agreement. Debtor waives all objections to personal or in rem jurisdiction or to venue.

14. Attorneys Fees. In any action or legal proceeding involving this Security Agreement, the prevailing party shall be entitled to its attorneys’ fees and costs.

15. Notice. Any written notice, consent or other communication provided for in this Security Agreement shall be personally delivered or sent by U.S. mail, with postage prepaid, to the party to be notified, to the mailing addresses specified in the introductory paragraph hereof. Such addresses may be changed by written notice given as provided herein.

16. Retention of Documents. Secured Party may destroy or otherwise dispose of any documents, schedules, invoices or other agreements or papers received by Secured Party pursuant hereto six months after receipt.

17. Expenses. Upon request by Secured Party, Debtor will reimburse Secured Party for all Secured Party’s expenses arising out of the transactions contemplated hereby, including appraisals, accounting fees, searches, title policies, recording and filing fees and attorneys’ fees.

18. Indemnification. Debtor agrees to pay, and on demand to indemnify and hold harmless, Secured Party, from and against any and all claims, including claims based upon strict liability in tort, damages, losses, liabilities, demands, suits, judgments, causes of action and all legal proceedings, civil and criminal, penalties, fines and other sanctions, and any costs and expenses incurred in connection therewith, including attorneys’ fees, which may result from, relate to or arise out of this Security Agreement or any Collateral, including the condition, ownership, manufacture, purchase, delivery, acceptance or rejection, lease, use, possession, disposition or operation of any item of Collateral, but not including any claims arising out of the gross negligence or willful misconduct of Secured Party or its agents and servants.

19. The following additional covenants are part of this Security Agreement:                                 .

20. Entire Agreement. This Security Agreement contains the entire security agreement between Secured Party and Debtor with respect to the Collateral.

“Debtor”

By:
Name:
Title:

Dated:

“Secured Party”

GROCERS CAPITAL COMPANY

By:
Name:
Title:

Dated:

[Form of Deposit Fund Note]

GROCERS CAPITAL COMPANY

NOTE: COMBINED PRINCIPAL AND INTEREST IN INSTALLMENTS

VARIABLE INTEREST RATE

LOAN NUMBER	DATE

Commerce, California

For value received,                              (“Borrower”) promises to pay in lawful money of the United States of America, to the order of GROCERS CAPITAL COMPANY (“GCC”) at its office located at 5200 Sheila Street, Commerce, California 90040, the principal sum of:                      with interest thereon from                     , 20         (the “Interest Commencement Date”), at the rate of                      percentage point(s) over the prime rate charged by the Union Bank of California (the “Prime Rate”) on the unpaid balance of said principal sum until all principal and interest is paid in full. The Prime Rate is, as of the date of execution of this note,      percent per annum and the initial interest rate under this note is      percent per annum, subject to modification as herein defined.

The interest rate shall be adjusted on the 25th day of the third month of the calendar quarter following the Interest Commencement Date and each three (3) months thereafter (each an “Adjustment Date”) according to the Prime Rate announced on the Adjustment Date, and each interest rate adjustment shall be effective on the date of the first installment due after the Adjustment Date.

Borrower shall pay said principal sum and interest in              installments of:                      beginning on the 1st day of the week following the Interest Commencement Date until the entire balance of principal and interest has been paid.

If, however, a change in interest rate becomes effective, GCC may increase or decrease the weekly installment payable hereunder, so as to maintain amortization at the rate provided hereinabove. It is agreed that each installment, when paid, shall be credited first on interest then due and the remainder on principal, and interest shall thereupon cease upon the principal so credited.

If default be made in the payment when due of any part or installment of principal or interest under this note, then:

(a) the interest rate shall adjust to 3.5 percentage points over the Prime Rate in effect at the time of such default, and

(b) the whole sum of principal then unpaid, together with accrued interest thereon, shall become immediately due and payable at the option of the holder of this note, without notice.

In the event of commencement of suit or any other action to enforce payment of this note, Borrower agrees to pay all attorney’s fees and cost incurred by GCC.

A Deposit Fund Loan Agreement dated                     , 20            , between Borrower and GCC secures the indebtedness of this note. The maturity of this note may be accelerated as provided in the Deposit Fund Loan Agreement and                      (Describe other security agreement).

A loan origination fee of              is charged in connection with the loan of funds evidenced by this note, and such fee is immediately payable in addition to the principal and interest payable as set forth above.

IN WITNESS WHEREOF, Borrower has caused this note to be executed by its officers thereonto duly authorized by a resolution of its Board of Directors duly adopted by said Board at a meeting thereof duly called, noticed, and held.

“Borrower”

By:
Name:
Title:

Mailing Address:

GROCERS CAPITAL COMPANY

LOAN AGREEMENT

(Deposit Finance Program)

Loan No.

This Loan Agreement (“Agreement”) is entered into as of                 , 20    , between GROCERS CAPITAL COMPANY (“GCC”) and                                  , (“Borrower”) who agree as follows:

1. Loan. On and subject to the provisions of this Agreement, GCC agrees to lend to Borrower the principal sum of                                                                      . This loan shall be evidenced by a promissory note in the form attached hereto as Exhibit 1 (“Promissory Note”). The loan described in this paragraph is hereafter called the “Loan”.

2. Use of Proceeds. The proceeds of the Loan shall be used by Borrower exclusively for the purpose of funding Borrower’s Required Deposit with Unified Western Grocers, Inc. (“Unified”). As used herein, the term “Required Deposit” means the amount of cash deposit which Borrower is required to maintain with Unified as a condition of membership in Unified (as such deposit may be adjusted from time to time by Unified) and without taking into account any credit against such cash deposit to which Borrower may be entitled by reason of the ownership of Class B shares of Unified.

3. Disbursement of Loan Proceeds. Upon execution of this Agreement, the Promissory Note and any other instruments and agreements required of Borrower by GCC in connection with this Agreement, the proceeds of the Loan shall be disbursed by GCC to Unified for credit to the Required Deposit of Borrower, and Borrower hereby authorizes and instructs GCC to so disburse the proceeds of the Loan.

4. Loan Payment. The principal of the Loan shall bear interest as provided in the Promissory Note, and principal and interest shall be payable and prepayable by Borrower as provided in the Promissory Note and as provided in this Agreement. The Loan shall be subject to mandatory prepayment as follows:

(a) On the date of any issuance of Class B Shares of Unified to Borrower, principal of the Loan shall be prepaid (together with accrued interest thereon to the date of such prepayment) in an amount equal to the lesser of (i) the book value of such Class B Shares as of the fiscal year of Unified last ended prior to their issuance and (ii) the unpaid principal balance of the Loan as of said date. Such prepayment shall be due without notice or demand to Borrower of any kind. Such prepayment, at the option of GCC, may be accomplished by the transfer to GCC from Borrower’s cash deposit account with Unified (including Borrower’s Required Deposit ) of an amount equal to the amount of such prepayment, and Borrower hereby irrevocably authorizes GCC and Unified to make such transfer.

(b) If at any time, the unpaid principal balance of the Loan shall be more than the amount of Borrower’s Required Deposit, at the option of GCC and upon demand by GCC, principal of the Loan shall be prepaid (together with accrued interest thereon to the date of such prepayment) in such amount as GCC shall require, provided that GCC may not require that the amount of such prepayment be greater than the difference between the unpaid principal balance of the Loan and the amount of the Borrower’s Required Deposit.

(c) In the event that Borrower ceases for any reason to be a member-patron of Unified, the entire principal balance of the Loan shall be prepaid (together with accrued interest thereon to the date of such prepayment) without notice or demand to Borrower of any kind.

5. Representations and Warranties. Borrower represents and warrants that:

(a) The execution, delivery and performance of this Agreement, the Promissory Note and any other instruments and agreements required of Borrower by GCC in connection with this Agreement are within Borrower’s power and have been duly and validly authorized; and their execution and delivery by Borrower will cause the same to be the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, and the execution, delivery and performance of the same are not in conflict with any law or the terms of any charter, bylaw or other document, instrument agreement or understanding whatsoever to which Borrower is a party or to which Borrower or its properties are bound or affected.

(b) No event has occurred and is continuing or would result from the making of the Loan which constitutes an Event of Default as defined in Paragraph 7, or which, with the lapse of time or the giving of notice or both, would become an Event of Default.

(c) All financial statements, information and other data furnished by or on behalf of Borrower to GCC are complete and correct, and have been prepared in accordance with generally accepted accounting principles and practices consistently applied, and accurately and fairly represent the financial condition and result of operations of Borrower’s business as of the date of such statements, information and data. Since the date of such statements, information and data, there has been no material adverse change in the financial condition or operations of Borrower’s business. Borrower has no contingent obligations, liabilities for taxes, or other obligations or liabilities which are material, except as disclosed in such statements, information and data.

6. Covenants of Borrower. So long as any portion of the Loan shall remain unpaid, and until full and final payment of the Loan has been made, Borrower covenants and agrees that:

(a) The representations and warranties of Borrower contained herein shall continue to remain true and accurate.

(b) Borrower will repay principal of and interest on the Loan according to the terms of the Promissory Note and this Agreement.

(c) Borrower will promptly give written notice to GCC of (i) any Event of Default as set forth in Paragraph 7 or any event which, with the lapse of time or the giving of notice or both, would become an Event of Default and (ii) any matter or event that has resulted or might result in a material adverse change in the condition or operations of Borrower’s business.

(d) Borrower will deliver to GCC, in form and detail satisfactory to GCC, such financial statements and information regarding Borrower or its business as GCC may from time to time request.

(e) Borrower will conduct its business in an orderly, efficient and customary manner, keep all its properties insured and in good working order and condition, and from time to time make all needed repairs to, and all renewals and replacements of, its properties so that the efficiency and utility of those properties shall be fully maintained and preserved.

(f) Borrower will maintain adequate books, accounts, and records in connection with the operation of its business and will prepare all financial statements, information and data required under this Agreement in accordance with generally accepted accounting principles and practices consistently applied; and Borrower will permit employees or agents of GCC at any time to inspect Borrower’s business and properties, and to examine or audit Borrower’s books, accounts and records and make copies and memoranda of them.

(g) Without the prior written consent of GCC, Borrower will not liquidate or dissolve, or enter into any consolidation, merger, joint venture, syndicate, or other combination, or sell, lease or dispose of its business or assets as a whole or in such part as in the opinion of GCC, constitutes a substantial portion of its business or assets.

7. Events of Default. Regardless of the terms of the Promissory Note, the occurrence of any of the events set out below (Events of Default) shall terminate any obligation on the part of GCC to make or continue the Loan and, at the option of GCC, shall make all interest and principal remaining on the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices of demands of any kind (except as may be expressly required by law):

(a) Borrower shall fail to pay when due any installment of interest or principal in accordance with the terms of this Agreement and the Promissory Note.

(b) Any representation or warranty in this Agreement or in any agreement or instrument executed or delivered by Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect when made.

(c) Borrower shall admit in writing its inability to pay its debts generally as they come due or shall become insolvent as that term is defined in the Federal Bankruptcy Code; or, Borrower shall file any petition or action for relief under any bankruptcy, arrangement, reorganization, insolvency or moratorium law, or any other law or laws for the relief of or relating to debtors, or shall, with respect to any involuntary petition or action for relief under such law or laws, consent or fail to timely object to the relief requested in such petition or action; or, an involuntary petition shall be filed under any bankruptcy or insolvency laws against Borrower, or a receiver, trustee, custodian, or similar officer of the court shall be appointed to take possession of all or any substantial part of Borrower’s properties.

(d) Any default shall occur under any other agreement pertaining to the borrowing of money or the advance of credit under which agreement Borrower is or may be primarily, secondarily or contingently liable, if that default gives the holder of the obligation the right to accelerate the indebtedness.

(e) Borrower shall breach or default in the performance of any term, condition, provision, representation or warranty in this Agreement or the Promissory Note not otherwise specifically referred to in this Paragraph 7.

8. Miscellaneous Provisions.

(a) Any notice or communication which either party is required or desires to give under this Agreement shall be given by personally delivering the same or by mailing the same by first class mail, with postage prepaid, addressed to the party at such party’s address as set forth beneath such party’s signature at the end of this Agreement. If either party desires to change its address for purposes of such notices or communications, such party shall give notice of the change in the foregoing manner. Any such notice or communication given personally shall be deemed effectively given upon delivery, and any notice or communication given by first class mail shall be deemed effectively given after the expiration of three (3) days from the date of deposit in the United States mail.

(b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns; provided, however, that Borrower shall not assign this Agreement or the Promissory Note nor any of the rights, duties or obligations of Borrower under this Agreement or the Promissory Note without the prior written consent of GCC.

(c) The rights, powers and remedies given to GCC hereunder, under the Promissory Note or at law or in equity or otherwise shall be cumulative and not alternative. Any forbearance or failure or delay by GCC in exercising any such right, power or remedy shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any such right, power or remedy shall not preclude any other or further exercise thereof; and every such right, power and remedy of GCC shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by GCC.

(d) This Agreement together with the Promissory Note and any other written agreements or instruments required of Borrower by GCC in connection with this Agreement, constitute the entire agreement between the parties and supersede all prior or contemporaneous negotiations and agreements between the parties. If any provision of this Agreement or the Promissory Note shall be invalid or unenforceable, such invalidity or unenforceability shall not impair the validity or enforceability of any other provision.

(e) If there is more than one Borrower under this Agreement, their obligations shall be joint and several. Any married woman who signs this Agreement or the Promissory Note expressly agrees that recourse may be had against her separate property for all of the obligations of Borrower to GCC.

(f) This Agreement and the Promissory Note and the terms hereof and thereof shall be governed and construed in accordance with the laws of the State of California, including without limitation, the statutes of limitations of the State of California.

(g) In the event any action or proceeding is brought by GCC for the purpose of enforcing any provision of this Agreement, GCC shall be entitled to recover from Borrower its costs and reasonable attorneys’ fees.

(h) The various headings of this Agreement are for convenience of reference only, and such headings shall not be deemed to be a part of this Agreement nor to affect the meaning or interpretation of this Agreement, nor shall be considered in construing this Agreement.

9. Other Provisions.

(a) Mandatory Prepayment. Excess cash in Borrower’s required Deposit Fund/account with Unified, due to the issuance of class B shares to Borrower or recalculation of Borrower’s cash Deposit Fund requirement, shall be assigned to Lender to reduce outstanding principal. In the event purchases of merchandise as required by the Supply Agreement are not made, Borrower shall, within 30 days after written notice from Lender, repay all outstanding principal under the Promissory Note and this Agreement together with all accrued interest to the payment date.

WHEREFORE, the parties, by their duly authorized officers, agents or principals, have executed this Agreement as of the day and year first above written.

GROCERS CAPITAL COMPANY
(PRINTED NAME OF BORROWER)

By:	By:
[Title]

Address:	HQ Address:

5200 Sheila Street Commerce, CA 90040

EXHIBIT D

Second Amended and Restated Loan Purchase and Servicing Agreement

Form of Purchase Notice

For Incremental Purchase

[Letterhead of Grocers Capital Company]

A.	Proposed Incremental Purchase Date:

B.	Aggregate Principal Balance of Loans requested to be Purchased (as of Incremental Purchase Date)	$

C.	Total Purchase Price	$

D.	Remaining Maximum Purchase Amount (excluding the requested Incremental Purchase)	$

E.	The undersigned hereby certifies that:

1. The information relating to the Loans requested to be purchased included on the Loan Schedule attached hereto is true and correct.

2.      The above information is true and correct pursuant to the terms of the Second Amended and Restated Loan Purchase and Servicing Agreement dated as of June 9, 2004 (the “Agreement”), between Grocers Capital Company, as Seller and Servicer (“GCC”), and National Consumer Cooperative Bank, as Buyer (“NCB”).

3.      The representations and warranties of GCC in Sections 4.01 and 5.12 of the Agreement and in Section 3.1 of the Second Amended and Restated Guaranty Agreement dated as of June 9, 2004, between GCC and NCB, are true and correct on the date hereof.

4.      On the applicable Incremental Purchase Date, GCC shall certify as to the truth and correctness of the representations and warranties contained in Section 4.02 of the Agreement with respect to the Loans sold and assigned on such Incremental Purchase Date.

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

Grocers Capital Company

By:
Authorized Officer

Date of Notice:

EXHIBIT E

Second Amended and Restated Loan Purchase and Servicing Agreement

FORM OF OFFICER’S CERTIFICATE

OF SELLER

FOR EACH INCREMENTAL PURCHASE DATE

[Letterhead of Grocers Capital Company]

I,             , the undersigned              of Grocers Capital Company (“GCC”), a California corporation, do HEREBY CERTIFY as of              (the “Incremental Purchase Date”), to National Consumer Cooperative Bank (the “Buyer”), in connection with the sale and transfer of Loans pursuant to that certain Second Amended and Restated Loan Purchase and Servicing Agreement dated as of June 9, 2004 (the “Agreement”), by and between GCC, as Seller and Servicer, and the Buyer, and the Second Amended and Restated Guaranty Agreement dated as of June 9, 2004 (the “Guaranty Agreement”), by and between the Guarantor and the Buyer, as follows:

1.             , is the duly elected and qualified              of GCC and the signature below is his/her genuine signature:

[name]	[specimen signature]

2. All of the terms, covenants, agreements and conditions of the Agreement to be complied with and performed by GCC on or before the Incremental Purchase Date have been complied with and performed.

3. The representations and warranties of GCC contained in Sections 4.01 and 4.02 of the Agreement are true and correct as if made on the date hereof.

4. GCC has not filed or consented to the filing of any UCC-l Financing Statement relating to the Loans sold pursuant to the Agreement and, to the best of GCC’s knowledge, no such Financing Statements have been filed other than Financing Statements naming National Consumer Cooperative Bank as “secured party.”

5. Neither a Termination Event nor an event which, with the giving of notice or the passage of time or both, would constitute a Termination Event has occurred and is continuing on the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

Certified this              day of                         ,             .

GROCERS CAPITAL COMPANY

By:

EXHIBIT F

Second Amended and Restated Loan Purchase and Servicing Agreement

FORM OF OFFICER’S CERTIFICATE

OF GUARANTOR FOR EACH

INCREMENTAL PURCHASE DATE

[Letterhead of Grocers Capital Company]

I,             , the undersigned              of Grocers Capital Company (“GCC”), a California corporation, do HEREBY CERTIFY as of              (the “Incremental Purchase Date”), to National Consumer Cooperative Bank (the “Buyer”), in connection with the sale and transfer of Loans pursuant to that certain Second Amended and Restated Loan Purchase and Servicing Agreement dated as of June 9, 2004 (the “Agreement”), by and between GCC, as Seller and Servicer, and the Buyer, and the Second Amended and Restated Guaranty Agreement dated as of June 9, 2004 (the “Guaranty Agreement”), by and between the Guarantor and the Buyer, as follows:

1.             , is the duly elected and qualified              of the Guarantor and the signature below is his/her genuine signature:

[name]	[specimen signature]

2. All of the terms, covenants, agreements and conditions of the Agreement to be complied with and performed by the Guarantor on or before the Incremental Purchase Date have been completed and performed.

3. The representations and warranties of the Guarantor contained in Section 3.1 of the Guaranty Agreement are true and correct as if made on the date hereof.

4. Neither a Guarantor Default nor an event which, with the giving of notice or the passage of time or both, would constitute a Guarantor Default has occurred and is continuing on the date hereof.

5. The Guaranty Amount on the Incremental Purchase Date (following the sale and purchase of Loans on such date) is $

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

CERTIFIED THIS      DAY OF                     ,             .

GROCERS CAPITAL COMPANY

By:

EXHIBIT G

Second Amended and Restated Loan Purchase and Servicing Agreement

FORM OF OFFICER’S CERTIFICATE

OF SERVICER FOR EACH

INCREMENTAL PURCHASE DATE

[Letterhead of Grocers Capital Company]

I,             , the undersigned              of Grocers Capital Company (the “Servicer” or “GCC”), a California corporation, do HEREBY CERTIFY as of              (the “Incremental Purchase Date”), to National Consumer Cooperative Bank (the “Buyer”), in connection with the sale, transfer and servicing of Loans pursuant to that certain Second Amended and Restated Loan Purchase and Servicing Agreement dated as of June 9, 2004 (the “Agreement”), by and between GCC, as Seller and Servicer, and the Buyer, as follows:

1.              is the duly elected and qualified              of the Servicer and the signature below is his/her genuine signature:

[name]	[specimen signature]

2. All of the terms, covenants, agreements and conditions of the Agreement to be complied with and performed by the Servicer on or before the Incremental Purchase Date have been completed and performed.

3. The representations and warranties of the Servicer contained in Section 5.12 of the Agreement are true and correct as if made on the date hereof.

4. Neither a Servicer Default nor an event which, with the giving of notice or the passage of time or both, would constitute a Servicer Default has occurred and is continuing on the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

CERTIFIED THIS      day of                     ,             .

GROCERS CAPITAL COMPANY

By: